Exhibit 2.1

MORTGAGE SERVICING RIGHTS PURCHASE AND SALE AGREEMENT

by and between

ONEWEST BANK, FSB
(Seller)

and

OCWEN LOAN SERVICING, LLC
A Wholly-Owned Subsidiary of
Ocwen Mortgage Servicing, Inc.
(Purchaser)

Dated and effective as of June 13, 2013

i

ii

iii

iv

EXHIBIT A:	EXHIBIT A SHALL BE DEEMED TO BE THAT CERTAIN FILE IDENTIFIED AS THE MORTGAGE TAPE AND UPLOADED TO THE FTP DUE DILIGENCE SITE ON JUNE 12, 2013.
EXHIBIT B:	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT C:	[RESERVED]
EXHIBIT D:	OFFICER’S CERTIFICATE
EXHIBIT E:	SAMPLE OF SERVICING TRANSFER INSTRUCTIONS (TO BE FINALIZED BY PARTIES AS CONTEMPLATED BY SECTION 2.04)
EXHIBIT F:	[RESERVED]
EXHIBIT G:	[RESERVED]
EXHIBIT H:	FORM OF POWER OF ATTORNEY
EXHIBIT I:	[RESERVED]
EXHIBIT J:	[RESERVED]
EXHIBIT K:	[RESERVED]
EXHIBIT L:	FORM OF COOPERATION AGREEMENT

SCHEDULE 1.01(A):	Pending Servicing Right Sales
SCHEDULE 1.01 (B):	Purchase Price Percentages
SCHEDULE 5.01(a)(iii):	Judicial and Administrative Judgments, Orders, Remediation Plans, Stipulations, Awards, Writs and Injunctions Assumed By Purchaser
SCHEDULE 5.01(c)(i):	List of Non-Agency Servicing Agreements
SCHEDULE 5.10(a):	Litigation
SCHEDULE 5.10(b):	Orders
SCHEDULE 5.10(c):	Mortgage Loans In Bankruptcy, Mortgage Loans In Foreclosure and Mortgage Loans or REOs In Litigation
SCHEDULE 7.07(A):	Contents of Electronic Data Files
SCHEDULE 7.07(B):	Data Fields for HELOC Mortgage Loans
SCHEDULE 7.07(C):	Data Fields relating to Loan Modifications and other Loss Mitigation, Foreclosures and Bankruptcy
v

SCHEDULE 7.27-A:	Form of Remittance Data for HELOC Mortgage Loans
SCHEDULE 7.27-B:	HLS HELOC Line Suspension and Appeal Standards
vi

MORTGAGE SERVICING RIGHTS PURCHASE AND SALE AGREEMENT

This Mortgage Servicing Rights Purchase and Sale Agreement (the “Agreement”), dated as of June 13, 2013, is by and between Ocwen Loan Servicing, LLC, a Delaware limited liability company (“Purchaser”), with offices located in 1661 Worthington Road, Centrepark West, West Palm Beach, Florida, 33409 and OneWest Bank, FSB, a federal savings bank (“Seller”), with offices located in 888 East Walnut Street, Pasadena, California 91101 (Purchaser and Seller may collectively be referred to as the “Parties,” and each as a “Party”).

W I T N E S S E T H:

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain Mortgage Servicing Rights to certain residential mortgage loans currently serviced by Seller;

WHEREAS, Ocwen Mortgage Servicing, Inc., the parent corporation of Purchaser, has reviewed, analyzed, and approved this transaction, and has authorized and caused the Purchaser enter into this Agreement;

WHEREAS, Purchaser and Seller desire to set forth the terms and conditions pursuant to which Seller will sell, transfer and assign, to Purchaser, all of Seller’s right, title and interest in and to such Mortgage Servicing Rights and the related Advances, and Purchaser will purchase and assume all right, title and interest in and to those certain Mortgage Servicing Rights and the related Advances identified herein;

WHEREAS, contemporaneously with the execution of this Agreement, (1) Ocwen Financial Corporation, a Florida corporation, has executed that certain Guarantee for the benefit of Seller, and (2) the Parties have entered into that certain Cooperation Agreement, attached as Exhibit L (the “Cooperation Agreement”); and

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS; GENERAL INTERPRETIVE PRINCIPLES

Section 1.01                Definitions.

Whenever used herein, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

2MP: The Second Lien Modification Program, a part of the Making Home Affordable Program, a program of the U.S. Department of Treasury.

Accrued Servicing Fees: With respect to any Servicing Agreement, as of any date of determination, (i) the amount of accrued and unpaid monthly Servicing Fees as of the related Cutoff Date and (ii) the amount of accrued, but unpaid, Ancillary Income as of the related Cutoff Date.

Action: Any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

Advance Reimbursement Amount: With respect to any Sale Date, the aggregate outstanding amount of all unreimbursed Advances included in the applicable Mortgage Servicing Rights as of the Cutoff Date; minus the amount of related Non-Qualified Advances (except, in the case of any Mortgage Loans that are GNMA Agency Loans, an amount equal to (i) all unreimbursed Advances included in the applicable Mortgage Servicing Rights as of the Cutoff Date minus the amount of related Non-Qualified Advances, multiplied by (ii) 75%).

Advances: All (i) Corporate Advances, (ii) P & I Advances, (iii) T & I Advances, and (iv) other “out-of-pocket” advances that are incurred or made by Seller pursuant to a Servicing Agreement that are eligible for reimbursement thereunder, including, in the case of each of clauses (i)-(iv), any applicable receivables associated therewith.

Affiliate: Any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified.

Agency: Fannie Mae, Freddie Mac, GNMA, HUD, FHA and VA, as applicable.

Agency Mortgage Loans: Any Mortgage Loan sold to and/or pooled by any Agency to secure or otherwise support any mortgage pass-through security, collateralized mortgage obligation, REMIC or other security issued or guaranteed by such Agency.

Agency Fees: The meaning specified in Section 11.06 hereof.

Agreement: As defined in the first paragraph hereof.

Ancillary Income: All fees and income derived from and related to the Mortgage Loans, excluding Servicing Fees attributable to the Mortgage Loans, but including late charges, prepayment penalties, fees received with respect to checks or bank drafts returned by the related bank for non-sufficient funds, assumption fees, HAMP servicer incentive fees, HELOC Mortgage Loan line termination fees, optional insurance administrative fees, income on escrow accounts and custodial accounts or other receipts on or with respect to such Mortgage Loans, and all other incidental fees, income and charges collected from or assessed against the Mortgagor, other than those charges payable to the applicable Investor under the terms of the applicable Servicing Agreements.

Anti-Money Laundering Laws: The meaning specified in Section 4.08.

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Applicable Requirements: As of the time of reference and as applicable, (i) all of the terms of the Mortgage Loan Documents, with respect to each Mortgage Loan, (ii) all federal, state and local laws, rules, regulations and ordinances applicable to the origination (including the taking, processing and underwriting of the relevant Mortgage Loan application and the closing and/or funding of the relevant Mortgage Loan), sale, pooling, servicing, subservicing or enforcement of, or filing of claims in connection with, any Mortgage Loan or Mortgage Servicing Rights at the relevant time, (iii) all requirements set forth in the Servicing Agreements, (iv) to the extent applicable to a Party, the judicial and administrative judgments, orders, remediation plans, stipulations, awards, writs and injunctions applicable to any Mortgage Loan or Mortgage Servicing Right, and (v) all applicable legal and contractual obligations to or with any Insurer, Investor, or Governmental Entity applicable to any Mortgage Loan or Mortgage Servicing.

Arbitrator: The meaning specified in Section 12.10(a) hereof.

Assignment and Assumption Agreement: The meaning specified in Section 2.02(c)(iv) hereof.

Assignment of Mortgage: An assignment of Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction where the related Mortgaged Property is located to reflect the transfer of the Mortgage instrument identified therein from the transferor to the transferee named therein.

Business Day: Any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions in California, Florida or New York are authorized or obligated by law or by executive order to be closed.

Cap: The meaning specified in Section 11.08 hereof.

Closing: The consummation of a sale of Mortgage Servicing Rights relating to one or more Servicing Agreements pursuant to this Agreement.

Collateral File: With respect to each Agency Mortgage Loan, that file containing the Mortgage Loan Documents or, as permitted by Applicable Requirements, copies thereof, required under the Applicable Requirements to be held by the Custodian; and, with respect to any other Mortgage Loan, that file containing the Mortgage Loan Documents or, as permitted by Applicable Requirements, copies thereof, that are both required pursuant to Applicable Requirements to be held by the Custodian and are necessary to service the Mortgage Loan in accordance with the Applicable Requirements.

Cooperation Agreement: The meaning specified in the recitals.

Corporate Advances: Collectively, any servicer Advance (other than a P & I Advance or a T & I Advance or the Advances referenced in clause (iv) of the definition thereof) made by Seller pursuant to a Servicing Agreement (or acquired from the FDIC) to inspect, protect, preserve or restore Mortgaged Properties or REO pending disposition thereof, or for similar or related purposes, including necessary legal fees and costs expended or incurred by Seller in connection with foreclosure, bankruptcy, eviction or litigation actions with or involving Mortgagors or third parties insofar as it relates to the servicing of the Mortgage Loans or REO, as well as costs to obtain clear title to such a property, to protect the priority of the lien created by a Mortgage Loan on such a property, and to manage and dispose of REO.

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Credit and Servicing File(s): Those documents, which may be originals, copies or electronically imaged, pertaining to each Mortgage Loan, which are delivered to Purchaser in connection with the servicing of the Mortgage Loan, which will include originals or copies of the Mortgage Loan Documents, and all credit and servicing related documentation relating to the origination and servicing of such Mortgage Loan that (1) Seller was required to retain in its capacity as servicer of such Mortgage Loan in accordance with Applicable Requirements, and (2) that are necessary to (A) service such Mortgage Loan (or manage any related REO) or (B) otherwise perform the obligations of the servicer in accordance with the Applicable Requirements.

Custodian: With respect to any Mortgage Loans and Servicing Agreements, each applicable document custodian holding the related Collateral Files for Seller, Purchaser or the applicable Investor, as applicable.

Custodial Accounts: The accounts in which Custodial Funds are deposited and held by or for any servicer.

Custodial Funds: All funds held by or for Seller with respect to the Mortgage Loans and REOs, including all principal and interest funds and any other funds due an Investor, buydown funds, funds for the payment of taxes, assessments, insurance premiums, ground rents and similar charges, funds from hazard insurance loss drafts and other mortgage escrow and impound amounts (including interest accrued thereon for the benefit of the Mortgagors under the Mortgage Loans, if required by law or contract) maintained by Seller relating to the Mortgage Loans.

Cutoff Date: With respect to each Servicing Agreement, unless otherwise mutually agreed by the Parties or unless otherwise required under the Applicable Requirements, the following date under the “Cutoff Date” column below, as applicable:

Category of Mortgage Loan	Cutoff Date
GNMA	1st Business Day of the month in which such Servicing Agreement is to be transferred hereunder
Non-IndyMac-Issued Private Securitizations	2nd Business Day of the month in which such Servicing Agreement is to be transferred hereunder
Freddie Mac	15th calendar day of the month in which such Servicing Agreement is to be transferred hereunder
IndyMac-Issued Private Securitizations	16th calendar day of the month in which such Servicing Agreement is to be transferred hereunder
Fannie Mae and all other Mortgage Loans not identified in the four rows above	Last Business Day of the month in which such Servicing Agreement is to be transferred hereunder
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DMDC: The meaning specified in Section 5.13 hereof.

Effective Date: The date of this Agreement.

Estimated Purchase Price: With respect to the Mortgage Servicing Rights acquired on a Sale Date, the amount that would constitute the Purchase Price for such Sale Date and such Mortgage Servicing Rights, except that such amount shall be calculated using the unpaid principal balance of the related Mortgage Loans based on the Estimation Date trial balance set forth in the preliminary Mortgage Loan Schedule provided by Seller for such Sale Date.

Estimation Date: With respect to any Servicing Agreement (including any related Mortgage Servicing Right and Mortgage Loan), the day that would be the Cutoff Date for such Servicing Agreement in the month preceding the month in which the Cutoff Date occurs.

Excess Servicing Rights Agreements: Each agreement executed by the applicable Agency, as the Investor, and Seller in connection with the delivery of certain stripped mortgage-backed securities to Seller in exchange for Seller’s “excess yield” on certain Mortgage Loans previously delivered by Seller to such Agency, as applicable.

Excluded Liabilities: Any Losses and other liabilities, including any repurchase or make-whole obligations resulting from breaches of any Fannie Mae or Freddie Mac selling representations or warranties in respect of Agency Mortgage Loans (Fannie Mae or Freddie Mac) originated prior to March 19, 2009, provided, however, that Excluded Liabilities would not apply to (1) any Agency Mortgage Loans that are not subject to an Investor Consent and Waiver Letter or (2) any Losses or other liabilities that are not waived or otherwise released by Fannie Mae or Freddie Mac, as applicable, pursuant to the Investor Consent and Waiver Letters.

Fannie Mae: The Federal National Mortgage Association or any successor thereto.

Fannie Mae Side Letter: As defined in the Cooperation Agreement.

FDIC: The Federal Deposit Insurance Corporation.

FDIC Agreements: As defined in the Cooperation Agreement.

FHA: The Federal Housing Administration or any successor thereto.

Financing Amendment: Any amendment, consent or acknowledgement with respect to the terms of any Non-Agency Servicing Agreement to allow for the financing of Advances by Purchaser on commercially reasonable terms.

Freddie Mac: The Federal Home Loan Mortgage Corporation or any successor thereto.

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Fundamental Reps: (a) With respect to Seller, Sections 4.01 (Due Organization and Good Standing), 4.02 (Authority and Capacity), 4.03 (Title to the Purchased Assets) and 5.01(b)(i) (Mortgage Servicing Rights) and (b) with respect to Purchaser, Sections 6.01 (Due Organization and Good Standing) and 6.02 (Authority and Capacity).

GNMA: The Government National Mortgage Association or any successor thereto.

GNMA Agency Loans: Any Mortgage Loan sold to and/or pooled by GNMA to secure or otherwise support any a mortgage pass-through security, collateralized mortgage obligation, REMIC or other security issued or guaranteed by GNMA.

GNMA Mortgage Pool: One or more Mortgage Loans that have been aggregated pursuant to the requirements of GNMA and have been pledged to secure or support payments on specific securities or participation certificates or whole loan pools.

Governmental Entity: Any federal, state or local governmental authority, agency, commission or court or self-regulatory authority or commission, including any Agency, the Consumer Financial Protection Bureau and the Regulator.

Guides: As of the time of reference, (a) the handbooks of HUD and the VA, (b) the Fannie Mae Selling and Servicing Guides, (c) the Freddie Mac Sellers’ and Servicers’ Guides, and (d) the GNMA Mortgage Backed Securities Guides, as in effect at the relevant time.

HAMP: The Home Affordable Modification Program, a part of the Making Home Affordable Program, a program of the U.S. Department of Treasury.

HARP: The Home Affordable Refinance Program, a program of the U.S. Department of Treasury.

HELOC Mortgage Loan: A Mortgage Loan that is a home equity line of credit.

HUD: The United States Department of Housing and Urban Development or any successor thereto.

In Bankruptcy: Describes a Mortgage Loan with respect to which the Mortgagor: (i) has made an assignment for the benefit of creditors or petitioned or applied to any tribunal for the appointment of a custodian, receiver or trustee for him or for a substantial part of his assets; (ii) has commenced any proceeding under any bankruptcy, reorganization, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (iii) has pending against him any such petition, application or proceeding.

In Foreclosure: Describes a Mortgage Loan with respect to which a foreclosure proceeding, sale under power of sale proceedings, or other proceedings for the acquisition of title to the Mortgaged Property based upon a default by the Mortgagor, have been instituted and are pending or have been completed, or a deed in lieu of foreclosure has been accepted or is pending, or a Mortgage Loan that that has been referred to an attorney for the commencement of any such proceedings.

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In Litigation: Describes a Mortgage Loan or REO that is the subject of pending litigation (other than uncontested litigation that has been brought by Seller seeking judicial declaration of foreclosure and similar forms of uncontested litigation initiated by Seller) involving Seller, the FDIC, any originator, any prior servicer or any Investor of the Mortgage Loan or REO.

Initial Cutoff Date: The Cutoff Date relating to the Initial Sale Date.

Initial Sale Date: The first Sale Date to take place in accordance with the terms of this Agreement, as provided in the definition of “Sale Date.”

Insurer: (i) A Person who insures or guarantees all or any portion of the risk of loss on any Mortgage Loan, any Agency and any provider of private MI, hazard insurance, flood insurance, earthquake insurance or title insurance with respect to any Mortgage Loan, Mortgaged Property or REO, as the case may be, including any Governmental Entity or (ii) a Person who provides, with respect to any Servicing Agreement or any Applicable Requirement, any fidelity bond, direct surety bond, letter of credit or errors and omissions policy.

Investor: Any Agency, private investor, trust, mortgage-backed securities certificate insurer or other Person who owns or holds Mortgage Loans or any interest therein (including any trustee on behalf of any holders of any related mortgage-backed securities, and not the holders of such related mortgage-backed securities) serviced by Seller pursuant to any Servicing Agreement, provided, that if Seller only owes Servicing obligations to a master servicer or Person other than the owner, holder or committed purchaser of a Mortgage Loan or any interest therein (including any trustee on behalf of any holders of any related mortgage-backed securities) under a Non-Agency Servicing Agreement, such master servicer or other Person shall be deemed to be the Investor for the purposes of this Agreement.

Investor Consent and Waiver Letters: The meaning specified in Section 8.05 hereof.

Knowledge: When used in respect of either Party, means the actual knowledge of the executive officers of such Party, without a requirement of inquiry.

Legacy Litigation Claim: Any (1) litigation, action, suit or arbitration that is pending as of the relevant Sale Date against Seller that relates to any act or omission prior to such Sale Date by Seller, any prior servicer, subservicer or originator in respect of any of the related Mortgage Loans or Mortgage Servicing Rights, (2) litigation, action, suit or arbitration that relates to any act or omission prior to such Sale Date that is commenced against Seller (unless Purchaser or an Affiliate of Purchaser is also a named party) within 90 days following such Sale Date (provided that no litigation, action, suit or arbitration shall qualify as a Legacy Litigation Claim under this subsection if such litigation, action, suit or arbitration was previously commenced against Purchaser or any Affiliate of Purchaser and Seller was later substituted as a defendant in place of Purchaser or any Affiliate of Purchaser, or if such litigation, action, suit, or arbitration was previously commenced against Purchaser or any Affiliate of Purchaser and, following the dismissal of such matter, a litigation, action, suit or arbitration arising out of the same set of operative facts was subsequently commenced by the same plaintiff against Seller), (3) litigation, action, suit or arbitration that relates to any act or omission prior to such Sale Date by Seller, any prior servicer, subservicer or originator in respect of any of the related Mortgage Loans or Mortgage Servicing Rights with respect to which such action has been threatened to be initiated against Seller, which threat has been communicated to Seller in writing by an attorney prior to the relevant Sale Date in a manner that puts Seller on notice of the reasonable possibility of litigation or other legal action relating to such matter, and (4) litigation, action, suit or arbitration referenced on the Supplemental Due Diligence Information memorandum dated May 6, 2013 provided by Seller to Purchaser under the captions “Litigation – Assured”, “Litigation – City of Los Angeles v. Deutsche Bank,” “Litigation – City of Los Angeles v. U.S. Bank,” “Putative Class Actions” (including the matters referenced in the identified folder on the FTP due diligence site). No claim by any Agency for Agency Fees shall be deemed to be a Legacy Litigation Claim, it being understood that the responsibility for Agency Fees is addressed in Section 11.06.

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Loss or Losses: Any and all losses, liabilities, obligations, damages, deficiencies, claims, costs, penalties, fines, curtailments or expenses, including reasonable attorneys’ fees and disbursements, and expenses and costs of investigation and litigation.

MERS: Mortgage Electronic Registration Systems, Inc., or any successor thereto.

MI: The default insurance provided by private mortgage insurance companies on certain Mortgage Loans, whether lender-paid or borrower-paid.

Mortgage: The mortgage, mortgage deed, deed of trust or other instrument creating a lien upon real property securing the Mortgage Note and related to a Mortgage Loan; except that, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a lien upon a leasehold estate of the Mortgagor, as the case may be, including any riders, addenda, assumption agreements or modifications relating thereto.

Mortgage Loan: Each of those mortgage loans described in the Mortgage Loan Schedule, as the same may be amended and updated pursuant to Section 2.01 hereof.

Mortgage Loan Documents: With respect to each Mortgage Loan, (i) the original Mortgage Loan documents held by the Custodian, including the Mortgage Note (or, if such document is missing, to the extent permitted under the Applicable Requirements, an equivalent or replacement document, such as a lost note affidavit), and if applicable, cooperative mortgage loan related documents and a power of attorney, a consolidation, extension, assumption and modification agreement, or other modification documents and (ii) all documents required by an Investor to be held by the Custodian under the Applicable Requirements.

Mortgage Loan Schedule: On the Effective Date, the preliminary Mortgage Loan Schedule shall be represented by Exhibit A , which will identify all Mortgage Loans for which Mortgage Servicing Rights are eligible for sale hereunder as of April 30, 2013. The final Mortgage Loan Schedule shall include the mortgage loans included on the preliminary Mortgage Loan Schedule (unless such Mortgage Loans have paid off or have been repurchased from an Investor as of the applicable Cutoff Date), together with any Pipeline Mortgage Loans. The final Mortgage Loan Schedule shall set forth the information with respect to each Mortgage Loan for which Mortgage Servicing Rights are to be sold hereunder and shall indicate whether a Mortgage Loan has been charged off by Seller, and each such schedule may be delivered in electronic form (and the Mortgage Loan Schedule shall include the fields included in Exhibit A as well as such other fields as Purchaser and Seller may reasonably agree, negotiating in good faith). The final Mortgage Loan Schedule may also exclude (a) those Mortgage Loans relating to the Mortgage Servicing Right sales identified on Schedule 1.01(A), and (b) Mortgage Loans with an aggregate unpaid principal balance as of April 30, 2013 up to 1.5% of the aggregate unpaid principal balance of the Mortgage Loans on the preliminary Mortgage Loan Schedule attached hereto as Exhibit A to the extent resulting from ordinary course business transfers or settlement negotiations arising prior to the related Cutoff Date.

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Mortgage Note: With respect to any Mortgage Loan, the note or other evidence of indebtedness of the Mortgagor thereunder, including, if applicable, allonges and lost note affidavits.

Mortgage Servicing Rights: The rights and responsibilities with respect to servicing the Mortgage Loans under the Servicing Agreements, including any and all of the following if and to the extent provided therein: (a) all rights to service a Mortgage Loan; (b) all rights to receive Servicing Fees and Ancillary Income, including Accrued Servicing Fees but excluding Seller Retained Ancillary Income; (c) the right to collect, hold and disburse escrow payments or other payments with respect to the Mortgage Loan and any amounts actually collected with respect thereto and to receive interest income on such amounts to the extent permitted by Applicable Requirements; (d) all accounts and other rights to payment related to any of the property described in this paragraph; (e) possession and use of any and all Credit and Servicing Files pertaining to the Mortgage Loan or pertaining to the past, present or prospective servicing of the Mortgage Loan; (f) all agreements or documents creating, defining or evidencing any such Mortgage Servicing Rights and all rights of Seller thereunder, including any clean-up calls and termination options; (g) all rights to reimbursement for any unreimbursed Advances as of the related Cutoff Date, or other expenses and costs, on or after the related Cutoff Date to which Seller, in its capacity as servicer, may be entitled pursuant to the related Servicing Agreements; (h) to the extent applicable and subject to the restrictions in Section 7.13(b), all rights and benefits relating to the direct solicitation of the related Mortgagors for refinance or modification of the Mortgage Loans and attendant right, title and interest in and to the list of such Mortgagors and data relating to their respective Mortgage Loans; and (i) all rights, powers and privileges incident to any of the foregoing, including any right to manage any related REO; provided, however, that the term Mortgage Servicing Rights shall not include any obligations of Seller as a seller of Mortgage Loans under the Servicing Agreements (or related transaction agreements), including any obligations in connection with any representations or warranties with respect to the related Mortgage Loans made by Seller as seller or any obligation to remedy breaches of any representations or warranties with respect to the origination of the Mortgage Loans or any other obligation of Seller in its capacity as a seller of the Mortgage Loans thereunder.

Mortgaged Property: Any real or other property permitted by Applicable Requirements securing repayment of a related Mortgage Note, consisting of a fee simple interest in a single parcel of real property, improved by a residential dwelling, or other property permitted by Applicable Requirements.

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Mortgagor: An obligor or co-signer under a Mortgage Loan and his/her successors in title to the Mortgaged Property.

Non-Agency Servicing Agreement: Each Servicing Agreement pursuant to which Seller services Mortgage Loans on behalf of any Investor other than an Agency (as each such Servicing Agreement has been amended from time to time), all of which, for the avoidance of doubt, are, or upon updating in accordance with Section 5.01(c)(i) shall be, set forth on Schedule 5.01(c)(i).

Net Servicing Fees: The base, monthly Servicing Fees based on a percentage of the outstanding or stated principal balance of the Mortgage Loans payable to the owner of the Mortgage Loan as of the origination of such Mortgage Loan, less (i) lender-paid mortgage insurance, and (ii) any other components of the Servicing Fees that Seller is not entitled to retain as compensation pursuant to a Servicing Agreement.

Non-Qualified Advance: With respect to a Servicing Transfer Date, an Advance made by Seller under a Servicing Agreement to a third party that is not payable (without regard to the credit quality of the source of payment) from either (x) the applicable Investor or proceeds of the Mortgage Loans collected pursuant to the applicable Servicing Agreement, or (y) the applicable Mortgagor on a Mortgage Loan pursuant to the terms of the Mortgage Loan Documents and applicable law in effect as of the related Sale Date because, in either case, (a) such advance does not qualify as an Advance eligible for reimbursement, (b) Seller has made a determination that such advance is not eligible for reimbursement from either of the sources referenced in clauses (x) or (y) above, or (c) reasonable documentation as to the type and amount of such Advance is not available and as a result such Advance is not eligible for reimbursement. For the avoidance of doubt, (i) the fact that an Advance is not reimbursable as a result of a failure of the applicable Investor or Mortgagor to pay such Advance, or that such Advance would not reasonably be expected to be collectible as a result of the creditworthiness of the applicable Investor or Mortgagor, shall not in and of itself constitute a basis to determine that such Advance is a Non-Qualified Advance and (ii) with respect to GNMA Agency Loans, Non-Qualified Advances shall not include ordinary program deductions from the calculation of insurance or guaranty benefits of the FHA or VA not relating to a servicer breach under Applicable Requirements.

Order: Any order, injunction, judgment, decree, ruling, writ, assessment, agreement or arbitration award of a Governmental Entity.

P & I Advances: Principal and interest advances made by Seller (or acquired from the FDIC) in accordance with the applicable Servicing Agreement.

Party/Parties: The meaning specified in the preamble of this Agreement.

Person: Any individual, partnership, corporation, limited liability company, business entity, banking entity, joint stock company, trust, unincorporated organization, joint venture or other entity.

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Pipeline Mortgage Loans: All of the Fannie Mae Mortgage Loans with respect to which there is a rate lock or similar commitment entered into by Seller before the close of business on the Cutoff Date in respect of the Fannie Mae Mortgage Loans, but in respect of which such Agency Mortgage Loan has not been funded and/or processed, pooled and sold by Seller as of such Cutoff Date. The Mortgage Servicing Rights in respect of such Pipeline Mortgage Loans shall be sold hereunder in accordance with the terms of this Agreement provided that they are processed, pooled and sold by Seller to Fannie Mae prior to the Termination Date.

Powers of Attorney: The meaning specified in Section 2.03(b) hereof.

Purchase Price: With respect to each Mortgage Loan (other than a Pipeline Mortgage Loan and a Specified HARP Loan) and REO, the product of the unpaid principal balance (as of the corresponding Cutoff Date) associated with such Mortgage Loan or REO, as applicable, as to which the related Mortgage Servicing Rights are sold on the Sale Date, multiplied by the applicable Purchase Price Percentage. With respect to each Pipeline Mortgage Loan and Specified HARP Loan, the Purchase Price will be equal to (1) the Net Servicing Fee of such Pipeline Mortgage Loan, multiplied by (2) the unpaid principal balance (as of the corresponding Cutoff Date) of such Pipeline Mortgage Loan (or, in respect of Specified HARP Loans, the unpaid principal balance as of the corresponding Cutoff Date) of such Pipeline Mortgage Loan or Specified HARP Loan, multiplied by (3) three (3.0) (if such Pipeline Mortgage Loan or Specified HARP Loan is a fixed interest rate loan of thirty (30) years or more in duration) or two and a half (2.5) (if such Pipeline Mortgage Loan or Specified HARP Loan is a variable interest rate loan and/or if it is for a period of less than thirty (30) years in duration).

Purchase Price Percentage: With respect to each Mortgage Loan and REO, the applicable percentage set forth on Schedule 1.01(B) used in connection with the calculation of the Purchase Price with respect to the Mortgage Servicing Rights related to such Mortgage Loan or REO. For the avoidance of doubt, the Purchase Price Percentage for any Mortgage Loan or REO that has been charged off by Seller as identified on the Mortgage Loan Schedule shall be 0% (but the unreimbursed Advances made in respect of such charged off Mortgage Loans or REOs, other than Non-Qualified Advances, shall be included in the Advance Reimbursement Amount to the extent provided in the definition of “Advance Reimbursement Amount”).

Purchased Assets: The meaning specified in Section 2.01 hereof.

Purchaser: The meaning specified in the preamble.

Purchaser Material Adverse Effect: A material adverse effect upon the ability of Purchaser to consummate the transfer of the relevant Purchased Assets or perform its obligations under the Transaction Documents with respect thereto, provided, that, for purposes of this Agreement, a Purchaser Material Adverse Effect shall not include any such effect to the extent resulting from (i) changes to the housing or mortgage market or the mortgage servicing industry generally; (ii) the announcement or disclosure of the Transactions; (iii) general economic, regulatory or political conditions or changes in the United States, including with respect to financial, banking or securities markets; (iv) military action or acts of terrorism; or (v) changes in law or the Applicable Requirements that become effective after the date hereof that Purchaser is required to adopt in accordance therewith. For purposes of determining whether a Purchaser Material Adverse Effect has taken place, the Parties will not take into account any Losses that would be indemnifiable under Article XI (and giving effect to any application of the limitations set forth in Section 11.08).

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Recourse Servicing: Mortgage Servicing Rights with respect to which the servicer, pursuant to the applicable Guide or a Servicing Agreement or any other Applicable Requirements, has an obligation or liability with respect to any Mortgage Loan (A) for Losses incurred in connection with the foreclosure or other disposition of, or other realization or attempt to realize upon the collateral securing, such Mortgage Loan (including Losses relating to loss mitigation or obtaining deeds in lieu of foreclosure); (B) to repurchase such Mortgage Loan in the event that the Mortgagor of such Mortgage Loan is in bankruptcy, or the Mortgage Loan is in foreclosure or in litigation; or (C) to repurchase such Mortgage Loan in the event of a delinquency or other payment default thereunder by the Mortgagor except, in each case, for any such obligation or liability arising from a failure by a servicer or any predecessor servicer to service and administer a Mortgage Loan in accordance with Applicable Requirements. For the avoidance of doubt, any ordinary Servicing obligations under the GNMA Mortgage Backed Securities Guides shall not be deemed to constitute “Recourse Servicing.”

Regulator: The Office of the Comptroller of the Currency or any successor thereto or other Governmental Entity having jurisdiction over Seller or Purchaser.

Related Escrow Accounts: Mortgage Loan escrow/impound accounts maintained by Seller relating to the Mortgage Servicing Rights, including accounts for buydown funds, real estate taxes and MI, flood and hazard insurance premiums.

Related Parties: With respect to a Person, such Person’s officers, directors, shareholders, partners, members, owners, employees, agents, attorneys, Affiliates and advisors.

REO: A Mortgaged Property described in the Mortgage Loan Schedule, as the same may be amended and updated pursuant to Section 2.01, acquired by Seller for its own account or on behalf of an Investor through foreclosure or by deed in lieu of foreclosure.

Retained Servicing Rights: The meaning specified in Section 10.01(c) hereof.

Rules: The meaning specified in Section 12.10 hereof.

Sale Date: With respect to any Closing, the date of consummation of such Closing. The occurrence of the Initial Sale Date shall be subject to satisfaction or waiver of the conditions set forth in Article VIII and Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction), and shall take place on the first Business Day following the Cutoff Date for the applicable Mortgage Servicing Rights to be transferred, provided, that the Initial Sale Date shall be no earlier than July 31, 2013 (or such other date as may be mutually agreed to in writing by Seller and Purchaser). Thereafter, a Sale Date in respect of any Trailing Purchased Assets with respect to which the conditions set forth in Article VIII and Article IX are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver) shall take place on the first Business Day following the Cutoff Date for the applicable Mortgage Servicing Rights to be transferred (or such other date as may be mutually agreed to in writing by Seller and Purchaser). The Sale Date with respect to the Closing of Mortgage Servicing Rights related to any Pipeline Mortgage Loans shall be the date that such Mortgage Loans are pooled by Seller for sale to an Agency.

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SCRA: The meaning specified in Section 5.13 hereof.

Seller: The meaning specified in the preamble.

Seller Material Adverse Effect: A material adverse effect on (a) the applicable portion (taken as a whole) of the Purchased Assets (including the relevant Mortgage Servicing Rights) being sold on the related Sale Date, or (b) the ability of Seller to consummate the transfer of the relevant Purchased Assets or perform its obligations under the Transaction Documents with respect thereto; provided, that, for purposes of this Agreement, a Seller Material Adverse Effect shall not include any such effect to the extent resulting from (i) changes to the housing or mortgage market or the mortgage servicing industry generally; (ii) the announcement or disclosure of the Transactions; (iii) general economic, regulatory or political conditions or changes in the United States, including with respect to financial, banking or securities markets; (iv) military action or acts of terrorism; or (v) changes in law or the Applicable Requirements that become effective after the date hereof that Seller is required to adopt in accordance therewith. For purposes of determining whether a Seller Material Adverse Effect has taken place, the Parties will not take into account any Losses that would be indemnifiable under Article XI (and giving effect to any application of the limitations set forth in Section 11.08).

Seller Paid Agency Fees: Either (i) Agency Fees relating to Mortgage Loans for which foreclosure was completed on or prior to the date that is ninety (90) days following the applicable Servicing Transfer Date or (ii) in the case of a loan repurchase claim described in Section 11.06(iv) that relates to a Mortgage Loan for which foreclosure was completed on or prior to the date that is ninety (90) days following the applicable Servicing Transfer Date, the amount payable to the Agency in connection with such loan repurchase.

Seller Retained Ancillary Income: With respect to any Servicing Agreement, (i) all HAMP servicer incentive fees earned, but unpaid, as of the related Servicing Transfer Date, and (ii) all other Ancillary Income accrued, but unpaid, as of the related Servicing Transfer Date and collected on or prior to the 90th day following such Servicing Transfer Date.

Servicing: The responsibilities with respect to servicing the Mortgage Loans under the Applicable Requirements, whether performed as a servicer (including master servicer), subservicer or interim servicer.

Servicing Agreement Consent: Any consent, approval or authorization that is required from an Investor or any other third party (including any Governmental Entity) in order to assign or otherwise transfer such Servicing Agreement or related Mortgage Servicing Rights to Purchaser pursuant to the terms of this Agreement (including, with respect to Mortgage Servicing Rights related to Pipeline Mortgage Loans, any Agency consent, approval or authorization necessary to process, pool and/or sell such Pipeline Mortgage Loans), which consent, approval or authorization shall satisfy the Applicable Requirements under such Servicing Agreement, if any, with respect to the assignment or transfer of the Servicing Agreement and related Mortgage Servicing Rights to, and assumption of the Servicing Agreement and related Mortgage Servicing Rights by, Purchaser pursuant to the terms of this Agreement.

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Servicing Agreements: The contracts, and all applicable rules, regulations, procedures, manuals and guidelines incorporated therein, defining the rights and obligations of the Investor and servicer, with respect to the Mortgage Servicing Rights, consisting of, as applicable, the Non-Agency Servicing Agreements and the contracts and other documents, including the Guides (as each such contract and other document has been amended from time to time), and including waivers approved by an Investor, and including the Excess Servicing Rights Agreements, under which Seller or Purchaser, as applicable, is obligated to Service the Mortgage Loans relating to the Mortgage Servicing Rights.

Servicing Fees: All base servicing fees payable to Seller under the applicable Servicing Agreements, including each servicing fee payable based on a percentage of the outstanding or stated principal balance of the Mortgage Loans and any payments received in respect of the foregoing and proceeds thereof.

Servicing Transfer Date: With respect to each Mortgage Servicing Right, the Sale Date of such Mortgage Servicing Right.

Servicing Transfer Instructions: The instructions detailing the procedures pursuant to which Seller shall effect each transfer of the Mortgage Servicing Rights, Advances, Custodial Funds, Credit and Servicing Files and Collateral Files to Purchaser, a sample of which is attached hereto as Exhibit E, as such document will be finalized by the Parties as contemplated by Section 2.04.

Specified HARP Loan: A Mortgage Loan that is funded and/or processed, pooled and sold by Seller at any point from and after May 1, 2013 through the relevant Sale Date pursuant to a refinancing of a Mortgage Loan pursuant to HARP. The Specified HARP Loans shall be accurately identified as such by Seller in the relevant final Mortgage Loan Schedule.

Subject Month: The meaning specified in Section 3.04 hereof.

T & I Advances: Advances made pursuant to a Servicing Agreement (or acquired from the FDIC) by Seller for the payment of taxes and insurance amounts due with respect to the Mortgage Loans and REOs, in accordance with the applicable Servicing Agreement.

Termination Date: January 31, 2014.

Termination Fee: The meaning specified in Section 10.02(b) hereof.

Third Party Claim: The meaning specified in Section 11.05 hereof.

Trailing Documents: Mortgage Loan Documents that are required by an Investor pursuant to Applicable Requirements to be part of the Collateral File that, as of the time of reference, (i) are in the custody of Seller’s counsel in accordance with Applicable Requirements or (ii) have been submitted for recording and have not yet been returned to Seller by the applicable recording office.

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Trailing Purchased Assets: The meaning specified in Section 2.02(a) hereof.

Transaction Documents: This Agreement, any Assignment and Assumption Agreements, the Powers of Attorney and the Cooperation Agreement (including, in each case, any and all exhibits, schedules and attachments to any such documents and any other documents executed or delivered in connection therewith).

Transactions: With respect to any Sale Date, the sale of the related Purchased Assets by Seller to Purchaser and the other transactions contemplated by this Agreement with respect to such Sale Date.

Uncapped Seller Amounts: Any Losses relating to repurchase obligations, make whole obligations or other fees or penalties imposed by an Agency (other than Agency Fees) relating to breaches of representations and warranties by, or acts or omissions of, Seller, any prior servicer, subservicer or originator arising on or prior to the applicable Servicing Transfer Date for which a written claim as been made on or prior to the applicable Servicing Transfer Date or within ninety (90) days following the applicable Servicing Transfer Date.

United States Treasury: The Department of the Treasury of the United States.

VA: The United States Department of Veterans Affairs and any successor thereto.

Section 1.02                General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)                 The terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b)                 Accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c)                 References herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(d)                 A reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e)                 The words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(f)                  The term “include” or “including” shall mean without limitation by reason of enumeration.

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(g)                 For the avoidance of doubt and notwithstanding anything herein to the contrary, any provision of this Agreement which allocates liability or risk to Seller, including Seller’s indemnification obligations under Section 11.02, with respect to any Person’s (other than Seller’s) actions or omissions with respect to any Mortgage Loan, shall not be deemed to be an admission of liability or risk by Seller to any Person other than to Purchaser pursuant to the terms of this Agreement.

ARTICLE II

SALE AND TRANSFER OF SERVICING

Section 2.01                Items to be Sold.

Subject to, and upon the terms and conditions of this Agreement, Seller shall, as hereinafter provided, sell, transfer, and deliver to Purchaser all of Seller’s right, title and interest in and to the Mortgage Servicing Rights, including its right, title and interest in the Accrued Servicing Fees (other than Seller Retained Ancillary Income), Custodial Funds, Collateral Files and Credit and Servicing Files (collectively, the “Purchased Assets”), and Purchaser agrees to purchase such right, title and interest in and to the Purchased Assets and to assume all of Seller’s obligations under the related Servicing Agreements and other Purchased Assets, subject to the limitations set forth in Section 7.12(b) and subject to the indemnification provisions set forth in Article XI. Seller and Purchaser acknowledge and agree that the Mortgage Loan Schedule will be preliminary on the related Sale Date and will not fully account for Mortgage Loans or REOs that may have been fully pre-paid or liquidated prior to the corresponding Cutoff Date. No later than ten (10) Business Days after the related Sale Date, Seller shall complete and provide to Purchaser a final Mortgage Loan Schedule with respect to the Mortgage Servicing Rights sold on such Sale Date.

Section 2.02                Sale Dates.

(a)                 Statement of Intent. It is the intent of the Parties that (i) as many Purchased Assets as reasonably practicable shall be sold to the Purchaser on the Initial Sale Date, (ii) if the Initial Sale Date has occurred, but to the extent that not all of the relevant Servicing Agreement Consents have been obtained as of the Initial Sale Date and as a result not all of the Mortgage Servicing Rights eligible for sale hereunder have been transferred, then, at Seller’s option, the Parties will negotiate in good faith to enter into a subservicing arrangement to effect a transfer of the rights and responsibilities of any Purchased Assets that are not sold at the Initial Sale Date (the “Trailing Purchased Assets”), (iii) as Servicing Agreement Consents for Trailing Purchased Assets are received, such Trailing Purchased Assets shall be sold to Purchaser in subsequent Closings as provided herein, and (iv) any Trailing Purchased Assets that have not been sold to Purchaser as of the Termination Date will not be sold hereunder.

(b)                 Purchased Assets.

(i)                   Subject to the terms and conditions of this Agreement, including the receipt of the applicable Servicing Agreement Consents, on each Sale Date, all legal, beneficial and equitable ownership of and to the applicable Purchased Assets shall be sold, assigned, transferred, conveyed and delivered by Seller to Purchaser, and Purchaser shall purchase from Seller, all legal, beneficial and equitable ownership of and to such Purchased Assets, free and clear of all liens, and shall assume all of Seller’s obligations under the related Servicing Agreements and other Purchased Assets, subject to the limitations set forth in Section 7.12(b) and subject to the indemnification provisions set forth in Article XI.

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(ii)                 For the avoidance of doubt, if the Servicing Agreement Consents for any Servicing Agreements are not obtained prior to the Termination Date, then the Purchased Assets relating to such Servicing Agreements shall not be purchased by Purchaser and will not be sold hereunder.

(c)                 Deliverables. The following documents shall be exchanged between the Parties (as applicable) on or prior to each Sale Date:

(i)                   The duly executed corporate resolutions of Purchaser regarding the Transactions certified by an appropriate officer and the certificate of Purchaser required by Section 9.03; provided that such resolutions and certificate of Purchaser will be required to be delivered only on the Initial Sale Date;

(ii)                 The duly executed corporate resolutions of Seller regarding the Transactions certified by an appropriate officer and the certificate of Seller required by Section 8.06; provided that such resolutions and certificate of Seller will be required to be delivered only on the Initial Sale Date;

(iii)                All Servicing Agreement Consents required to be obtained by Seller with respect to the Servicing Agreements for which the related Mortgage Servicing Rights are being sold on such Sale Date; and

(iv)               Duly executed signature pages of each of Purchaser and Seller, as the case may be, of an Assignment and Assumption Agreement in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”).

Section 2.03                Servicing Transfer Dates.

On each Servicing Transfer Date:

(a)                 Purchaser shall assume responsibility for Servicing, and Seller shall cease all Servicing activity related to the Mortgage Loans transferred on such Servicing Transfer Date; and

(b)                 Seller shall provide Purchaser with executed Powers of Attorney in the form attached hereto as Exhibit H (the “Powers of Attorney”) to be used by Purchaser as necessary for Purchaser to service the applicable Mortgage Loans and REOs subject to the related Servicing Agreements in accordance with Applicable Requirements.

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Section 2.04                Servicing Transfer Instructions.

In connection with each transfer of the Mortgage Servicing Rights from Seller to Purchaser pursuant to this Agreement, Seller and Purchaser shall follow the Servicing Transfer Instructions and the Servicing Agreements in all material respects. In any instance in which the Servicing Transfer Instructions conflict with the terms of this Agreement, this Agreement shall control. A sample of the Servicing Transfer Instructions is attached as Exhibit E. The Parties agree to cooperate in good faith to negotiate a final version of the Servicing Transfer Instructions within ten (10) Business Days following the Effective Date.

ARTICLE III

CONSIDERATION

Section 3.01                Purchase Price.

(a)                 In full consideration for the sale of the Mortgage Servicing Rights to be sold on a Sale Date pursuant to Section 2.02 and subject to the terms and conditions of this Agreement, Purchaser shall pay to Seller the applicable Purchase Price in accordance with this Section 3.01.

(b)                 On each Sale Date other than a Sale Date related to Pipeline Mortgage Loans, Purchaser shall pay to Seller a sum equal to 100% of the applicable Estimated Purchase Price for the related Mortgage Servicing Rights to be acquired on such Sale Date, which payment shall be made immediately following the related Closing, by wire transfer of immediately available federal funds, to an account designated by Seller. With respect to each Sale Date related to any Pipeline Mortgage Loans, Purchaser shall pay to Seller a sum equal to 100% of the applicable Purchase Price for the related Mortgage Servicing Rights acquired on the related Sale Date, which payment shall be made on the Business Day following the date that Seller receives payment from the applicable Investor for such Mortgage Loans pursuant to the applicable Guide, by wire transfer of immediately available federal funds, to an account designated by Seller.

(c)                 No later than five (5) Business Days prior to each Sale Date other than a Sale Date related to Pipeline Mortgage Loans, Seller shall complete and provide to Purchaser, (i) the preliminary Mortgage Loan Schedule for such Sale Date and (ii) (A) its calculation of the Estimated Purchase Price for the Mortgage Servicing Rights to be purchased on such Sale Date, and (B) its calculation of the Advance Reimbursement Amount in respect of such Mortgage Loans, which calculations shall be based on information regarding the Mortgage Loans as of the previous Estimation Date trial balance that is included in such preliminary Mortgage Loan Schedule. Purchaser and Seller shall cooperate in good faith to reconcile and confirm the calculation of the Estimated Purchase Price and such Advance Reimbursement Amount for the Mortgage Servicing Rights being acquired on each Sale Date, it being understood that if Purchaser and Seller are unable to agree on any such reconciliation or confirmation, Seller’s reasonable, good faith calculation of the Estimated Purchase Price and such Advance Reimbursement Amount will be utilized. All such calculations shall take into account the adjustment contemplated by Section 3.01(f).

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(d)                 No later than ten (10) Business Days after each Sale Date other than a Sale Date related to Pipeline Mortgage Loans, Seller shall complete and provide to Purchaser, the (i) final Mortgage Loan Schedule for such Sale Date and (ii) its calculation of the final Purchase Price based on information regarding the related Mortgage Loans as of the corresponding Cutoff Date that is included in the final Mortgage Loan Schedule. Purchaser and Seller shall cooperate in good faith to reconcile and confirm the calculation of the final Purchase Price for the Mortgage Servicing Rights being acquired on each Sale Date. Within ten (10) Business Days after delivery to Purchaser of the final Mortgage Loan Schedule and the calculation of the final Purchase Price for the related Sale Date, (A) Seller shall pay to Purchaser the amount, if any, by which the Estimated Purchase Price exceeds the Purchase Price; or (B) Purchaser shall pay to Seller the amount, if any, by which the Purchase Price exceeds the Estimated Purchase Price. All such calculations shall take into account the adjustment contemplated by Section 3.01(f). On each Sale Date related to Pipeline Mortgage Loans, Seller shall complete and provide to Purchaser, (i) the Mortgage Loan Schedule for such Sale Date and (ii) its calculation of the Purchase Price based on information regarding the related Pipeline Mortgage Loans as of the corresponding Cutoff Date that is included in the Mortgage Loan Schedule.

(e)                 Seller shall be responsible for providing Purchaser with the preliminary and final Mortgage Loans Schedules, each prepared in good faith, relating to each Sale Date in the timeframes described in this Section 3.01.

(f)                  The Purchase Price which shall be payable in respect of a Sale Date shall be reduced by an amount equal to (i) $33,333 for each calendar day that elapses from and including September 17, 2013 up to and including such Sale Date, multiplied by (ii) a fraction equal to the aggregate unpaid principal balance of the Mortgage Loans being transferred on such Sale Date (as measured on the corresponding Cutoff Date) over the aggregate unpaid principal balance of all of the Mortgage Loans eligible to be sold under this Agreement assuming that all of the conditions set forth in Article VIII and Article IX were satisfied. This adjustment shall not apply with respect to any Sale Date that is delayed for reasons arising out of Purchaser’s breach of this Agreement. The adjustment described in this Section 3.01(f) shall be reflected in the calculations of both the Estimated Purchase Price and the Purchase Price.

(g)                 The transfer of Pipeline Mortgage Loans shall be subject to the provisions of Section 7.29.

Section 3.02                Servicing Transfer Dates and Payments for Advances.

(a)                 On each Servicing Transfer Date, (x) Seller shall cease to be the servicer in respect of the applicable Mortgage Servicing Rights and (y) the physical transfer of Servicing thereof to Purchaser shall occur; provided, however, that in the case of both clauses (x) and (y), only to the extent that the Servicing Agreement Consents with respect to the related Servicing Agreements were obtained prior thereto.

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(b)                 On each Sale Date, Purchaser shall pay Seller, by wire transfer of immediately available federal funds to an account designated by Seller, an amount equal to the related Advance Reimbursement Amount; provided, however, that such amount shall be calculated as of the related Estimation Date and no later than sixty (60) days following such Sale Date (or, if later, within thirty (30) days following the date on which Seller has provided Purchaser with the documentation and support relating to the applicable Advances pursuant to Section 3.02(c)), Purchaser shall pay the amount by which the related Advance Reimbursement Amount (calculated as the corresponding Cutoff Date) exceeds the Advance Reimbursement Amount (calculated as of the Estimation Date), provided, however, that if the Advance Reimbursement Amount (calculated as of the Estimation Date) exceeds the Advance Reimbursement Amount (calculated as of the corresponding Cutoff Date), then Seller shall pay Purchaser the amount of such excess.

(c)                 Within thirty (30) days following each Sale Date, Seller shall provide Purchaser with customary documentation and support, which may be in electronic form, for all Advances included in the Advance Reimbursement Amount. The Parties acknowledge that such documentation and support may not be on a loan-level basis, such as vendor reports that are customarily provided on an aggregate basis, provided, however, that that any such documentation must identify the related Mortgage Loans and Servicing Agreement for which such Advances relate.

Section 3.03                Correction of Errors.

If, prior to or within 180 days subsequent to the payment (or non-payment, in the case of omitted Purchase Price or Advances) of any applicable amounts due under this Article III to either Party, the outstanding principal balance of any applicable Mortgage Loan or REO or any applicable Advance is found to be in error, or if for any reason the Purchase Price or such other amounts is found to be in error, the Parties shall mutually agree to an appropriate adjustment (and an associated reconciliation statement or other such documentation with respect to such adjustment), and a payment in an amount sufficient to correct and reconcile the Purchase Price or such other amounts, as mutually agreed by the Parties, shall be made by Seller to Purchaser (if Seller received payments to which it was not entitled hereunder) or by Purchaser to Seller (if Purchaser did not make payments that it would be required to make hereunder). Such amounts shall be paid by the applicable Party within ten (10) Business Days from receipt of satisfactory written verification of amounts due; provided, however, that if the Parties cannot agree on such amounts within such ten (10) Business Day period, a disputing Party shall promptly deliver to the other Party a written notice specifying the nature of its dispute (in reasonable detail) and the Parties shall promptly (and, in any event, within ten (10) Business Days thereafter) invoke the dispute resolution proceeding set forth in Section 12.10(i) hereof.

Section 3.04                Payment of Servicing Fees and Seller Retained Ancillary Income.

No later than the tenth (10th) Business Day following the end of each calendar month (the “Subject Month”) commencing with the calendar month immediately following the month in which a Sale Date occurs, (i) Seller shall remit to Purchaser all Servicing Fees, including Accrued Servicing Fees (other than Seller Retained Ancillary Income), received by or on behalf of Seller during the Subject Month in respect of the Mortgage Servicing Rights transferred on such Sale Date, and (ii) Purchaser shall remit to Seller all Seller Retained Ancillary Income received by or on behalf of Purchaser during the Subject Month in respect of the Mortgage Servicing Rights transferred on such Sale Date.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES AS TO SELLER

As an inducement to Purchaser to enter into this Agreement, Seller represents and warrants to Purchaser as of the Effective Date and each Sale Date as follows, in each case subject to the exceptions set forth in the corresponding section of the schedules attached hereto (it being understood that any exception referenced in one section of the schedules shall be deemed to be an exception referenced in any other section of the schedules in which the applicability of the exception is reasonably apparent):

Section 4.01                Due Organization and Good Standing.

Seller is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States. Seller is authorized to transact business in each jurisdiction in which Seller transacts business, and in each jurisdiction where a Mortgaged Property is located, in accordance with Applicable Requirements.

Section 4.02                Authority and Capacity.

Seller has all requisite power, authority and capacity to own the Purchased Assets and, subject to approvals required pursuant to Section 7.02 and such other consents and approvals as are required hereunder, to enter into this Agreement and each other applicable Transaction Document and to perform the obligations required of it hereunder and thereunder. The execution and delivery of this Agreement and each other applicable Transaction Document, and the consummation of the Transactions, have been duly and validly authorized by all necessary action. This Agreement has been, and each other applicable Transaction Document will be, duly executed and delivered by Seller and each constitutes or will constitute, a valid and legally binding agreement of Seller enforceable in accordance with its terms, and no offset, counterclaim or defense exists to the full performance by Seller of this Agreement or such other Transaction Document, except as the same may be limited by bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors’ rights generally, and by general equity principles.

Section 4.03                Title to the Purchased Assets.

Seller is, or as of the applicable Sale Date, shall be, the sole and lawful owner of all right, title and interest in and to the Purchased Assets sold on such Sale Date in accordance with Applicable Requirements, is responsible for the maintenance of the Related Escrow Accounts and Custodial Accounts, and has, or as of the applicable Sale Date, shall have, the sole right and authority, subject to any required Servicing Agreement Consents or otherwise, to transfer the Purchased Assets sold on such Sale Date, including the rights to reimbursement for related Advances paid for by Purchaser as contemplated hereby. The transfer, assignment and delivery of the Purchased Assets, including the rights to reimbursement for Advances paid for by Purchaser and of the Related Escrow Accounts and Custodial Accounts, as applicable, shall vest in Purchaser all rights to the Purchased Assets in accordance with Applicable Requirements, free and clear of any and all security interests, liens and encumbrances of any kind or nature other than those that arise as a result of acts or omissions of Purchaser.

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Section 4.04                Effective Agreements.

The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller, compliance with the terms hereof and thereof, and the consummation of the Transactions will not violate, conflict with, result in a breach of, constitute a default under its charter or bylaws.

Section 4.05                Membership and Standing.

(a)                 MERS Membership. Seller is an approved member in good standing of the MERS system.

(b)                 Seller/Servicer Standing. Seller is (i) an approved servicer, seller/servicer or issuer, as applicable, of mortgage loans for HUD, Fannie Mae, Freddie Mac, GNMA, FHA and VA, (ii) properly licensed and qualified to do business and in good standing in each jurisdiction in which such licensing and qualification is necessary to act as the servicer under any of the Servicing Agreements and applicable law, and (iii) qualified to act as the servicer under each Servicing Agreement, and no event has occurred which would make any Seller unable to comply with all such eligibility requirements or which would require notification to Fannie Mae, Freddie Mac, GNMA, FHA or VA. Seller has not received any written notice from any Governmental Entity that it intends to terminate or restrict Seller’s status as an approved servicer in its programs for which Seller is registered, approved or authorized.

Section 4.06                Consents, Approvals and Compliance.

Except for the Servicing Agreement Consents, there is no requirement applicable to Seller to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful performance by Seller of its obligations hereunder.

Section 4.07                Settlement Agreements.

Neither Seller nor any prior servicer has entered into a settlement agreement with a Governmental Entity or is subject to any other Order that would be binding on Purchaser with respect to the Mortgage Servicing Rights (other than directives that would otherwise be applicable to Purchaser or Orders to which Purchaser is already subject).

Section 4.08                Anti-Money Laundering.

Seller has complied in all material respects with all applicable anti-money laundering laws (the “Anti-Money Laundering Laws”), and has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, in each case except to the extent that any failure to do so would not have a Seller Material Adverse Effect.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES AS TO PURCHASED ASSETS

Seller represents and warrants to Purchaser as of the Effective Date and, with respect to the applicable Purchased Assets, the Sale Date of such Purchased Assets, as follows, irrespective of either the truth or accuracy or such representations and warranties or Seller’s or Purchaser’s knowledge of the truth or accuracy of such representations and warranties, and in each case subject to the exceptions set forth in the corresponding section of the schedules attached hereto (it being understood that any exception referenced in one section of the schedules shall be deemed to be an exception in any other section of the schedules in which the applicability of the exception is reasonably apparent):

Section 5.01                Servicing.

(a)                 Compliance.

(i)                   (A) Each Mortgage Loan conformed and conforms to the Applicable Requirements in all material respects, and each Mortgage Loan was eligible for sale to, insurance by, or pooling to back securities issued or guaranteed by, or participation certificates issued by, the applicable Investor or Insurer upon such sale, issuance of insurance or pooling, except in each case where such failure to conform or ineligibility would not be the contractual or legal responsibility of Purchaser as the transferee under the applicable Servicing Agreement or by virtue of the applicable Investor Consent and Waiver Letter, (B) each Mortgage Loan has been originated, underwritten and serviced in compliance with all Applicable Requirements in all material respects, and (C) Seller is not otherwise in default in any material respect with respect to Seller’s servicing obligations under the Applicable Requirements, except in the case of each of clauses (A), (B) and (C), for such lack of compliance or defaults that would not be the contractual or legal responsibility of Purchaser as the transferee under the applicable Servicing Agreement or by virtue of the applicable Investor Consent and Waiver Letter.

(ii)                 Except as would not be the contractual or legal responsibility of Purchaser as transferee under the applicable Servicing Agreement or by virtue of the applicable Investor Consent and Waiver Letter: (A) each Mortgage Loan that is identified as having FHA insurance on the preliminary Mortgage Loan Schedule or that is required to have FHA insurance has such FHA insurance under the standard provisions of the FHA program, (B) each Mortgage Loan that is identified as a VA guaranteed Mortgage Loan on the preliminary Mortgage Loan Schedule or that is required to be so guaranteed is so guaranteed by the VA under the standard provisions of the VA program, (C) each Mortgage Loan which is required pursuant to Applicable Requirements or which is represented by Seller to have mortgage insurance or a guaranty certificate has such mortgage insurance or a guaranty certificate, and has an accurate holder identification for purposes of filing claims, (D) all provisions of such insurance policies or guarantees have been and are being complied with in all material respects, all premiums due thereunder have been paid, and such policies and/or guarantee are in full force and effect, and (E) all premiums with respect to such insurance policies or guarantees have been paid with respect to all premiums which are due or will become due on or before the 30th day following the applicable Servicing Transfer Date and Seller has not received any notice of delinquent premium payments with respect to the applicable Mortgage Loans.

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(iii)                Schedule 5.01(a)(iii) sets forth all judicial and administrative judgments, orders, remediation plans, stipulations, awards, writs and injunctions applicable to Seller as the servicer of any Mortgage Loan or owner of any Mortgage Servicing Right.

(b)                 Mortgage Servicing Rights.

(i)                   Seller owns all right, title and interest in and to the Mortgage Servicing Rights free and clear of all liens, and has the right to act as servicer with respect to the Mortgage Loans pursuant to and subject to the terms and conditions of the applicable Servicing Agreements.

(ii)                 Seller has not engaged any subservicers, subcontractors or other agents to perform any of its duties under any of the Servicing Agreements, other than engagements that are permitted by, and are in compliance in all material respects with the requirements of, the applicable Servicing Agreements, and all fees and expenses due and payable to any such subservicer, subcontractor or agent as of the applicable Sale Date in connection therewith have been paid, or will be paid before overdue, by Seller. None of the Mortgage Loans currently are subject to a subservicing agreement.

(c)                 Servicing Agreements.

(i)                   Schedule 5.01(c)(i) contains a list of all Non-Agency Servicing Agreements in effect and Seller has heretofore made available to Purchaser true and complete copies or electronic versions of all Non-Agency Servicing Agreements listed on Schedule 5.01(c)(i).

(ii)                 Each Servicing Agreement is a valid and binding obligation of Seller, is in full force and effect, and is enforceable by Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

(iii)                There has been no servicer default, servicer termination event, portfolio trigger or other default or breach by Seller as servicer under any Servicing Agreement with respect to which Seller has received written notice and, to the Knowledge of Seller, no event has occurred, which with the passage of time or the giving of notice or both would (1) constitute a material default or breach by Seller as servicer under any Servicing Agreement which would give any party the right to remove Seller as servicer thereunder or (2) result in the rescission of any insurance policy or reduce insurance benefits in respect of any Mortgage Loan. None of the other parties to any of the Servicing Agreements have provided written notice to Seller that such party will terminate, modify or amend any of Seller’s rights, benefits or obligations as servicer under any Servicing Agreement in a way that is materially adverse to Seller or Purchaser.

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(d)                 Mortgage Pools. All pools of Agency Mortgage Loans have been initially certified, and all such pools shall be, when transferred to Purchaser, eligible for final certification and/or recertification, as applicable, to the extent required by Applicable Requirements, by Purchaser or the Custodian in accordance with Applicable Requirements and the Collateral Files for all Agency Mortgage Loans will include all documents necessary for the Purchaser or the Custodian to provide the final certification or recertification for the related pools to the extent required under Applicable Requirements. For the avoidance of doubt, each Mortgage Loan included in a GNMA Mortgage Pool meets all eligibility requirements of GNMA for inclusion in such GNMA Mortgage Pool, and each such GNMA Mortgage Pool is properly balanced and fully funded.

(e)                 Taxes and Charges. To Seller’s Knowledge, except those items which, if unpaid, are not obligations of Seller under Applicable Requirements, there are no taxes, ground rents, water charges, sewer rents, assessments by Governmental Entities (including assessments payable in future installments), or leasehold payments affecting the related Mortgaged Property with respect to any Mortgage Loan or REO with respect to which Seller maintains (or is required under the Applicable Requirements to maintain) an escrow account in respect of such taxes and other charges, in each case with respect to which a penalty is payable as a result of past due taxes. With respect to Mortgage Loans for which Seller does not maintain an escrow account in respect of such taxes and other charges described above, Seller has taken such action consistent with Applicable Requirements to validate the payment of taxes and such other charges, and based on tax vendor searches or other information Seller has received, the Seller has not received any written notice nor has any Knowledge (after making a reasonable inquiry of certain senior members of its servicing department) of any such Mortgage Loans for which a penalty is payable as a result of past due taxes.

(f)                  Non-Contravention. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller, compliance with the terms hereof and thereof, and the consummation of the transfer of the Mortgage Servicing Rights and related Purchased Assets will not, upon obtaining the Servicing Agreement Consents, violate, conflict with, result in a breach of, constitute a default under, be prohibited by or require any additional approval under any instrument or agreement to which it is a party or by which it is bound or which affects such Mortgage Servicing Rights and related Purchased Assets.

Section 5.02                Recourse Status.

None of the Mortgage Servicing Rights constitute Recourse Servicing.

Section 5.03                Advances.

(a)                 Each Advance that will be paid for by Purchaser in connection with the payment of the Advance Reimbursement Amount is a valid and subsisting amount owing to Seller and was made by or on behalf of Seller (or a predecessor servicer) pursuant to and in compliance with the Servicing Agreement related to the Mortgage Servicing Rights. Each such Advance is eligible for reimbursement in accordance with Applicable Requirements, is carried on the books of Seller at values determined in accordance with generally accepted accounting principles, is not subject to any set-off or claim of the account debtor arising from acts or omissions of Seller, that could be asserted against Seller or Purchaser, and Seller has not received any notice from any Investor, or any Insurer or other Person in which such Investor, Insurer or Person disputes or denies a claim by Seller for reimbursement in connection with such Advance.

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(b)                 No Advance that will be paid for by Purchaser in connection with the payment of the Advance Reimbursement Amount has been sold, transferred, assigned or pledged by Seller to any Person other than Purchaser.

Section 5.04                Accuracy of Information.

The information (i) in the data tapes provided by Seller, or its agents, to Purchaser pursuant to Section 7.07 and (ii) in the final Mortgage Loan Schedules pertaining to the Mortgage Loans, Advances and the Mortgage Servicing Rights, is true and correct in all material respects as of the dates indicated therein except, in each case, for any inaccuracies which (A) do not adversely affect the Purchaser’s ability to service the related Mortgage Loans in accordance with Applicable Requirements in any material respect, (B) do not result in an inaccurate calculation of the Purchase Price as a result of an error in the specified unpaid principal balance or (C) do not misstate the Net Servicing Fee.

Section 5.05                Delivery of Information.

The Collateral File and Credit and Servicing File for each Mortgage Loan collectively contain all documents and instruments required by the Applicable Requirements for servicing such Mortgage Loan in all material respects in accordance with Applicable Requirements.

Section 5.06                Repurchase.

There is no pending claim or demand against Seller for repurchase of any Mortgage Loan, or rescission of any MI or denial of an MI claim.

Section 5.07                Servicing Fee Not Sold.

No portion of the Servicing Fee payable under a Servicing Agreement has been sold, transferred, assigned or pledged by Seller to any third party other than Purchaser.

Section 5.08                Damage, Condemnation, and Related Matters.

There exists no physical damage to any Mortgaged Property or REO from fire, flood, windstorm, earthquake, tornado, hurricane or any other similar casualty that would materially and adversely affect the value of any Purchased Assets or any Mortgaged Property or REO or the eligibility of any Mortgage Loan or REO for insurance benefits by any Insurer and which damage is not adequately insured, except where the existence of such physical damage would not be the contractual or legal responsibility of Purchaser as transferee under the applicable Servicing Agreement or by virtue of the applicable Investor Consent and Waiver Letter.

Section 5.09                Related Escrow and Custodial Accounts.

All Related Escrow Accounts and Custodial Accounts are being and have been maintained in accordance with the Applicable Requirements in all material respects. Except as to any payments (whether payments for principal and interest, escrow accounts or otherwise) which are past due under Mortgage Notes, all balances required by the Mortgages or other Mortgage Loan Documents and paid to Seller for the account of the Mortgagors are on deposit in the appropriate Related Escrow Account or Custodial Account.

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Section 5.10                Litigation and Orders.

(a)                 There are no Actions by or against Seller or any Affiliate thereof relating to its business of Servicing, affecting any of the Purchased Assets or which would affect the legality, validity or enforceability of this Agreement or any other Transaction Document or the consummation of the Transactions or the ability of Seller to perform its obligations under this Agreement or any other Transaction Document, including those pending before any Governmental Entity (or, to the Knowledge of Seller, threatened to be brought by or before any Governmental Entity or any third party), except for Actions that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(b)                 There are no Orders relating to or involving any of the Purchased Assets that have not been satisfied or resolved except for Orders that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. Seller, with respect to the Servicing, is not in breach or default (with or without notice or lapse of time, or both) in any material respect under any Order related to or involving Servicing.

(c)                 Schedule 5.10(c) lists all Mortgage Loans In Bankruptcy, all Mortgage Loans In Foreclosure and all Mortgage Loans or REOs In Litigation. Seller shall update Schedule 5.10(c) to reflect such changes arising between Effective Date and the applicable Servicing Transfer Date with respect to any Mortgage Loan or REO, as applicable.

Section 5.11                Home Equity Loans.

The Mortgage Loan Schedule shall identify which Mortgage Loans are HELOC Mortgage Loans, and indicates whether each such HELOC Mortgage Loan has an active or terminated line of credit, and such information is true and correct in all material respects.

Section 5.12                Loan Modifications.

Any loan modifications, including trial modifications, entered into prior to the applicable Servicing Transfer Date complied with Applicable Requirements in all material respects.

Section 5.13                SCRA.

Seller has evaluated all Mortgage Loans in foreclosure proceedings against the Defense Manpower Data Center (“DMDC”) database to determine the Mortgagor is entitled the benefits of the Servicemember’s Civil Relief Act, as amended (“SCRA”), and Seller has complied with all requirements of the SCRA in all material respects.

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Section 5.14                Refinancing Programs.

There are no agreements, arrangements or understandings between any of Seller and any third party lender or solicitation agency to refinance any of the Mortgage Loans.

Section 5.15                Optional Products.

None of the Mortgage Loans contain any optional insurance products offered by Seller except those that will be terminated by the applicable Servicing Transfer Date and as to which Purchaser will have no liability, cost or responsibility relating to obligations under such optional insurance products or in connection with their termination. Seller has no Knowledge (after making a reasonable inquiry of certain senior members of its servicing department) of any other optional insurance products with respect to any Mortgage Loan for which Seller as servicer has any obligations with respect to such optional insurance products.

Section 5.16                Financial Ability.

Seller will have (when required under this Agreement) immediate access to all funds necessary to make any payments required hereunder to be made by Seller and will have (when required under this Agreement) the financial capacity to perform all of its other obligations under this Agreement.

Section 5.17                No Regulatory Impediment.

To Knowledge of Seller, there is no fact or circumstance relating to Seller’s business, operations, financial condition or legal status that might reasonably be expected to adversely affect in any material respect the likelihood that any of the conditions set forth in Article VIII and Article IX will be satisfied within the time period contemplated by this Agreement.

Section 5.18                No Other Representations; Purpose of Representations.

(a)                 Except for the representations and warranties made by Seller in Article IV and Article V, none of Seller, any of its Related Parties or any other Person makes any representations or warranties on behalf of Seller of any kind whatsoever, oral or written, express or implied, whether at law or in equity, and Seller hereby disclaims any other representations or warranties, with respect to Seller, the Purchased Assets or the negotiation, execution, delivery or performance of this Agreement by Seller. None of Seller, any of its Related Parties, or any other Person, will have or be subject to any liability or indemnification obligation to the Purchaser or any of its Related Parties resulting from the delivery or disclosure to Purchaser or its Related Parties or their respective employees, directors, officers, representatives and other agents of any documentation, forecasts or other information with respect to any one or more of the foregoing. For the avoidance of doubt, neither Seller nor any of its Related Parties nor any of their representatives makes any representations or warranties to Purchaser, Purchaser’s Related Parties or any other Person regarding the probable success, future performance or profitability of the Purchased Assets.

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(b)                 Purchaser acknowledges that Seller is providing the representations and warranties in Article V solely for the purposes of establishing a basis on which claims for indemnification may be brought under this Agreement for certain Losses as specified in Article XI, and for purposes of defining certain conditions to Purchaser’s obligation to consummate the Transactions as contemplated in Article VIII, irrespective of whether Seller knows or should know of such breach and without disclosure of any such knowledge.

(c)                 Purchaser acknowledges that Seller is not making any representations, warranties, covenants or commitments of any kind whatsoever, oral or written, express or implied, whether at law or in equity, other than those set forth in this Agreement and the Transaction Documents, and expressly disclaims reliance on any statements or information made or provided by Seller other than the provisions set forth in this Agreement and the Transaction Documents. For the avoidance of doubt, nothing in this Section 5.18 shall be deemed to constitute a waiver by Purchaser of any of its rights provided for under this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into this Agreement, Purchaser represents and warrants as of the Effective Date and the Sale Date as follows, in each case subject to the exceptions set forth in the corresponding section of the schedules attached hereto (it being understood that any exception referenced in one section of the schedules shall be deemed to be an exception in any other section of the schedules in which the applicability of the exception is reasonably apparent):

Section 6.01                Due Organization and Good Standing.

Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser is qualified to transact business in each jurisdiction in which such qualification is deemed necessary to service the Mortgage Loans and has all related licenses, registrations, permits, and approvals required in accordance with Applicable Requirements.

Section 6.02                Authority and Capacity.

Purchaser has all requisite limited liability company power, authority and capacity, subject to approvals required pursuant to Section 7.02 and such other consents and approvals as are required hereunder, to enter into this Agreement and each other applicable Transaction Document and to perform the obligations required of it hereunder and thereunder. The execution and delivery of this Agreement and each other applicable Transaction Document, and the consummation of the Transactions, have been duly and validly authorized by all necessary action. This Agreement has been, and each other applicable Transaction Document will be, duly executed and delivered by Purchaser and each constitutes or will constitute, a valid and legally binding agreement of Purchaser enforceable in accordance with its terms, and no offset, counterclaim or defense exists to the full performance by Purchaser of this Agreement or such other Transaction Document, except as the same may be limited by bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors’ rights generally and by general equity principles.

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Section 6.03                Effective Agreements.

The execution, delivery and performance of this Agreement by Purchaser, its compliance with the terms hereof and the consummation of the Transactions will not violate, conflict with, result in a breach of, constitute a default under, be prohibited by or require any additional approval under its certificate of formation, limited liability company agreement, or other organizational documents and agreements, or, upon obtaining Investors’ approvals, any instrument or agreement to which it is a party or by which it is bound or which affects the Purchased Assets, or any Applicable Requirements applicable to it or to the Purchased Assets.

Section 6.04                Sophisticated Purchaser.

Purchaser is a sophisticated investor and its bid and decision to purchase the Mortgage Servicing Rights is based upon Purchaser’s own independent experience, knowledge, due diligence and evaluation of the Transactions. The Purchaser has relied solely on such experience, knowledge, due diligence and evaluation and has not relied on any oral or written information provided by Seller or Seller’s agents other than the representations and warranties made by Seller herein.

Section 6.05                Purchaser/Servicer Standing.

Purchaser is (i) an approved servicer, seller/servicer or issuer, as applicable, of mortgage loans for HUD, Fannie Mae, Freddie Mac, GNMA, FHA and VA and is in good standing with the requisite financial criteria and adequate resources to complete the Transactions on the conditions stated herein, (ii) properly licensed and qualified to do business and in good standing in each jurisdiction in which such licensing and qualification is necessary to act as the servicer under all of the Servicing Agreements and applicable law, (iii) an approved servicer for any nationally recognized Insurers providing MI on the Mortgage Loans, (iv) a member of and in good standing with respect to all refinancing and other homeowner protection programs sponsored by Government Entities that are required to service the Mortgage Loans and (v) qualified to act as, and satisfies all the criteria for acting as, the servicer under each Servicing Agreement, and no event has occurred which would make Purchaser unable to comply with all such eligibility requirements or which would require notification to HUD, Fannie Mae, Freddie Mac, GNMA, FHA or VA. Purchaser has not received any written notice from any Governmental Entity that it intends to terminate or restrict Purchaser’s status as an approved servicer in its programs for which Purchaser is registered, approved or authorized.

Section 6.06                MERS Membership.

Purchaser is an approved member in good standing of the MERS system.

Section 6.07                Consents, Approvals and Compliance.

Except for the Servicing Agreement Consents, there is no requirement applicable to Purchaser to make any filing with, or to obtain any permit, authorization, consent or approval of, any Person as a condition to the lawful performance by Purchaser of its obligations hereunder.

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Section 6.08                Financial Ability.

Purchaser will have (when required under this Agreement) immediate access to all funds necessary to pay the Purchase Price and related fees and expenses and Purchaser will have (when required under this Agreement) the financial capacity to perform all of its other obligations under this Agreement.

Section 6.09                No Regulatory Impediment.

To the Knowledge of Purchaser, there is no fact or circumstance relating to Purchaser’s business, operations, financial condition or legal status that might reasonably be expected to adversely affect in any material respect the likelihood that (i) any of the conditions set forth in Article VIII and Article IX (other than conditions relating to Agency approvals of the transactions contemplated by this Agreement) will be satisfied within the time period contemplated by this Agreement and (ii) any of the conditions specified in writing by any of the Agencies relating to their approval of the transactions contemplated by this Agreement will be satisfied within the time period contemplated by this Agreement.

Section 6.10                Servicer Participation Agreement.

Purchaser is a party in good standing to a Servicer Participation Agreement with Fannie Mae, acting on behalf of the United States Treasury, for the implementation of HAMP, and such Servicer Participation Agreement is not subject to any termination based on a breach or default by Purchaser.

Section 6.11                No Other Representations.

(a)                 Except for the representations and warranties made by Purchaser in Article VI, none of Purchaser, any of its Related Parties or any other Person makes any representations or warranties on behalf of Purchaser of any kind whatsoever, oral or written, express or implied, whether at law or in equity, and Purchaser hereby disclaims any other representations or warranties, with respect to Purchaser or the negotiation, execution, delivery or performance of this Agreement by Purchaser. None of Purchaser, any of its Related Parties, or any other Person, will have or be subject to any liability or indemnification obligation to Seller or any of its Related Parties resulting from the delivery or disclosure to Seller or its Related Parties or their respective employees, directors, officers, representatives and other agents of any documentation, forecasts or other information with respect to any one or more of the foregoing.

(b)                 Seller acknowledges that Purchaser is not making any representations, warranties, covenants or commitments of any kind whatsoever, oral or written, express or implied, whether at law or in equity, other than those set forth in this Agreement and the Transaction Documents, and expressly disclaims reliance on any statements or information made or provided by Purchaser other than the provisions set forth in this Agreement and the Transaction Documents. For the avoidance of doubt, nothing in this Section 6.11 shall be deemed to constitute a waiver by Seller of any of its rights provided for under this Agreement.

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ARTICLE VII

COVENANTS

Section 7.01                Assignments.

(a)                 With respect to those Mortgage Loans registered with MERS as of the applicable Sale Date, Seller shall, within ten (10) Business Days of the such Sale Date (or such earlier date as required under Applicable Requirements), notify MERS, in accordance with MERS’ operating procedures, of the sale of the Mortgage Servicing Rights, and shall be responsible for the fees of MERS related to reflecting Purchaser as the owner of the Mortgage Servicing Rights. Seller shall provide Purchaser with the MERS mortgage loan identification number for each MERS-registered Mortgage Loan pursuant to Section 7.07.

(b)                 Within ninety (90) days (or such lesser period of time as may be provided under the applicable legal requirements of the relevant local jurisdiction or under Applicable Requirements) after each Servicing Transfer Date, Seller, at its expense (it being understood that Seller shall bear the expense of any applicable recordation fees, including reimbursing Purchaser for such fees in the event that Purchaser or its agents pay such fees themselves), shall prepare and send for recordation Assignments of Mortgage for any related Mortgage Loan that is not assigned of record to and registered with MERS as of such Servicing Transfer Date, in compliance with the applicable Servicing Agreements; provided, that, prior to such Servicing Transfer Date, Seller and Purchaser shall mutually agree to a list of such related Mortgage Loans (and Seller shall provide Purchaser with any documentation reasonably requested by Purchaser in connection therewith, it being understood that Purchaser may elect to direct Seller not to proceed with any such recordation, in which case Seller will not be responsible for doing so); provided, further, that, in the case of any such related Mortgage Loans subject to foreclosure proceedings, such Assignments of Mortgage shall not be recorded, but shall be sent by Seller to either Purchaser or the applicable foreclosure attorney (at Purchaser’s direction), together with applicable recordation fees. Seller shall indicate to the applicable recording office that recorded Assignments of Mortgage should be returned to Purchaser, and Purchaser shall have responsibility for tracking the recording and return of the Assignments of Mortgage. Seller shall use commercially reasonable efforts to provide that all necessary documentation pursuant to Applicable Requirements related to demonstrating the chain of title for all loans is provided for Purchaser’s use, and if any such documentation is inadequate shall use its commercially reasonable efforts to timely create and provide such documentation for Purchaser, and take such steps as necessary to, properly record, assign or endorse the Mortgage Loans and the Mortgage Servicing Rights. In the event that any such Assignment of Mortgage prepared by Seller pursuant to this Section 7.01(b) is not effective, Seller shall promptly reimburse Purchaser for its reasonable out-of-pocket costs (which costs include, for the avoidance of doubt, reasonable fees of third party vendors which may be outside counsel) to rectify such Assignment of Mortgage and re-send it for recordation.

(c)                 Prior to the applicable Servicing Transfer Date, Seller shall provide Purchaser with a list of the names of each predecessor or Affiliate (or predecessor of each such Affiliate) of Seller (in each case, including any former names thereof) that may be relevant to Purchaser’s verification of the chain of title of any Mortgage Loan.

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Section 7.02                Servicing Agreement Consents and Notices.

From the date hereof until each Sale Date, Seller shall use its commercially reasonable efforts to obtain the applicable Servicing Agreement Consents on or prior to such Sale Date (including by using such efforts to mail the required consent requests to the applicable third parties as soon as reasonably practicable following the Effective Date), and Purchaser shall use its commercially reasonable efforts to cooperate with Seller to obtain such Servicing Agreement Consents. If any Servicing Agreement Consent is not obtained on or prior to the applicable Sale Date with respect to any Servicing Agreement, Seller shall continue to use its commercially reasonable efforts to obtain such Servicing Agreement Consent until the Termination Date, and Purchaser shall continue to use its commercially reasonable efforts to cooperate with Seller to obtain such Servicing Agreement Consent during such period. Prior to each Sale Date, Purchaser and Seller shall (i) execute (or cause to be executed) and deliver the documents required by the applicable Investors in connection with the transfer of the related Mortgage Servicing Rights and, as applicable, the Servicing Agreements, hereunder, in form and substance reasonably satisfactory to both Parties, and (ii) cooperate with each other to transfer (to the extent permitted by the applicable Investor) from Seller to Purchaser the benefit of any waivers granted by Investors directly related to Servicing the Mortgage Loans (which, for the avoidance of doubt, includes waivers related to Collateral Files), including with respect to Mortgage Loan Documents required to be held in the Collateral File to the extent held by the Custodian. In addition, from the date hereof until the applicable Sale Date, Seller shall use its commercially reasonable efforts to provide all notices to third parties required under the Servicing Agreements in connection with the Transactions. From the date hereof until the Termination Date, Seller shall provide to Purchaser a report and reasonable evidence on a periodic basis (no less frequently than semi-monthly) of its receipt of the Servicing Agreement Consents.

Section 7.03                Transfer Notices.

(a)                 No less than thirty (30) days prior to any Servicing Transfer Date, Seller shall submit to Purchaser its proposed form of joint “Welcome Letter” and “Goodbye Letter” for review and comment. No later than five (5) Business Days after Purchaser’s receipt of the proposed joint “Welcome Letter” and “Goodbye Letter,” Purchaser shall provide any comments to Seller, and Seller shall consider such comments in good faith. No later than (15) days before each Servicing Transfer Date, Seller shall deliver to each related Mortgagor such joint “Welcome Letter” and “Goodbye Letter” in accordance with the Applicable Requirements. The Seller and Purchaser shall share the costs of such mailing equally. Purchaser shall not contact any Mortgagors prior to such Servicing Transfer Date unless agreed to in writing by Seller.

(b)                 Within thirty (30) Business Days after each Servicing Transfer Date (or such earlier date as required under Applicable Requirements), (i) Seller shall, in accordance with applicable Insurer requirements, provide written notice of the transfer to any Insurer requiring such notice; provided, however, that Seller may give aggregate notice whenever possible, and (ii) Seller shall notify related tax-bill services of the transfer. The form of all notices by Seller pursuant to this Section 7.03(b) shall be subject to the review and reasonable approval of Purchaser upon Purchaser’s request.

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(c)                 If required by an Investor, Purchaser may make one (1) post-Servicing Transfer Date ACH or other alternative form of withdrawal with respect to each Mortgagor under a Mortgage Loan owned by such Investor specified by Seller by a mutually agreed date, based on the ACH information provided by Seller. Purchaser shall obtain a new authorization from each such Mortgagor in accordance with Applicable Requirements prior to making any ACH or other alternative forms of withdrawals other than such mutually agreed one (1) post-Servicing Transfer Date ACH or other alternative form of withdrawal. Notwithstanding anything to the contrary in any Transaction Documents, Purchaser acknowledges and agrees that Seller shall not be responsible for Purchaser’s compliance with Applicable Requirements in using such information for any post-Servicing Transfer Date ACH or other alternative form of withdrawal, or liable to Purchaser for any Losses resulting therefrom, provided that the ACH information provided by Seller is accurate.

(d)                 In connection with any Mortgage Loans subject to bankruptcy proceedings, Purchaser shall file transfers of claims as required by Applicable Requirements, including Rule 3001(e) of the Federal Rules of Bankruptcy Procedure; provided, that Seller shall promptly deliver to Purchaser (upon Purchaser’s request) any information and documentation that is reasonably necessary for Purchaser to comply with this Section 7.03(d); provided further, that, in the event Seller fails to deliver applicable proof of claim-related information (which information shall include accurate post-petition due date and proof of claim data) within forty-five (45) days following each applicable Servicing Transfer Date to Purchaser (whether or not requested thereby), Seller shall promptly reimburse Purchaser for any expense, not to exceed $50.00, per Mortgage Loan subject to bankruptcy proceedings incurred by Purchaser in complying with this Section 7.03(d) as a result of not receiving such proof of claim-related information. The form of all notices by Purchaser pursuant to this Section 7.03(d) shall be subject to the review and reasonable approval of Seller upon Seller’s request.

Section 7.04                Real Estate Taxing Authorities.

(a)                 Seller shall be responsible for any tax penalties incurred due to incorrect or missing tax records processed or provided by Seller or Seller’s tax service agent to Purchaser.

(b)                 If a Mortgage Loan is escrowed, Seller shall pay or cause to be paid all tax bills (including any applicable penalties and interest) if a failure to pay such tax on or before 30 days after the relevant Servicing Transfer Date would result in the assessment of a penalty for being past due and such payment is required of the servicer under the Applicable Requirements, but only if the tax bill was issued by the taxing authority at least thirty (30) calendar days prior to such Servicing Transfer Date. Purchaser shall pay or cause to be paid all other tax bills when due to the extent such payment is required of the servicer under the Applicable Requirements. Seller will promptly forward any tax bills issued by the taxing authority other than those to be paid by Seller in accordance with the first sentence of this sub-paragraph. To the extent that any payments of taxes made by Seller pursuant to the first sentence of this sub-paragraph are not included in the Advance Reimbursement Amount, Purchaser shall promptly reimburse Seller for such payments upon Seller’s delivery to Purchaser of documentation of such payments sufficient to permit Purchaser to recover such payments from any applicable trust in accordance with any Applicable Requirements.

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(c)                 Purchaser shall not be responsible for any tax penalties on escrowed Mortgage Loans (including any loss of discount for which a Mortgagor or any third party for the benefit of the Mortgagor has a legal claim) on Mortgage Loans for which it is the responsibility of Seller to make the tax payment pursuant to sub-paragraph (b). Purchaser shall be responsible for any other tax penalties to the extent such payment is required of the servicer under the Applicable Requirements.

(d)                 For all escrowed Mortgage Loans, Seller shall provide to Purchaser within five (5) Business Days after each applicable Servicing Transfer Date a current list of such Mortgage Loans that have taxes or assessments that were due prior to or within sixty (60) calendar days after such Servicing Transfer Date and not paid, and Purchaser shall be responsible for payment thereof when due, except as otherwise provided in this Section 7.04.

(e)                 If Seller does not provide to Purchaser a transferable life of loan tax service contract for a Mortgage Loan, Seller shall provide all information reasonably required by Purchaser or Purchaser’s tax monitoring vendor with respect to such real estate taxes.

Section 7.05                Hazard, Mortgage and Flood.

(a)                 For all escrowed Mortgage Loans and REOs, Seller shall pay or cause to be paid, prior to each applicable Servicing Transfer Date, all insurance bills with policy due dates prior to Servicing Transfer Date, if such insurance bills have been issued by insurance companies at least thirty (30) calendar days prior to such Servicing Transfer Date. Purchaser shall pay or cause to be paid all other insurance bills. Seller will promptly forward insurance bills issued by the insurance companies less than thirty (30) calendar days prior to such Servicing Transfer Date, to be paid by Purchaser.

(b)                 For all escrowed Mortgage Loans, Seller shall provide to Purchaser within two (2) Business Days after each applicable Servicing Transfer Date a current list of Mortgage Loans that have hazard and MI insurance premiums and/or assessments that are due prior to or within sixty (60) calendar days after such Servicing Transfer Date and not paid, and Purchaser shall be responsible for payment thereof when due, except as otherwise provided in this Section 7.05.

(c)                 For all escrowed Mortgage Loans and REOs, Seller shall provide to Purchaser within five (5)Business Days after each applicable Servicing Transfer Date a current list of Mortgage Loans that have flood insurance premiums and/or assessments that were due prior to or within sixty (60) calendar days after such Servicing Transfer Date and not paid, and Purchaser shall be responsible for payment thereof when due, except as otherwise provided in this Section 7.05.

(d)                 Seller shall provide all information reasonably required by Purchaser or Purchaser’s flood service monitoring vendor with respect to flood insurance coverage with respect to the Mortgage Loans.

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Section 7.06                Delivery of Mortgage Loan Documentation and Information.

(a)                 Seller shall provide Purchaser with prior written notice of the carrier, shipping arrangements and insurance arrangements, if applicable, with respect to the delivery of the Collateral Files and Credit and Servicing Files with respect to the Mortgage Loans.

(b)                 With respect to the Agency Mortgage Loans, no later than ten (10) Business Days after each applicable Servicing Transfer Date, Seller shall deliver, or cause to be delivered the Collateral Files for the related Agency Mortgage Loans to Purchaser’s Custodian, which may be internal delivery with the Custodian if Purchaser’s and Seller’s Custodian are the same entity.

(c)                 Within five (5) Business Days after receipt of a Trailing Document by Seller or Seller’s Custodian, Seller shall provide, or cause to be provided, such Trailing Document to Purchaser’s Custodian.

(d)                 With respect to the Credit and Servicing Files, Seller shall make the following deliveries, subject to compliance with the Applicable Requirements:

(i)                   No later than thirty (30) days prior to each applicable Servicing Transfer Date, Seller shall make available to Purchaser substantially all electronic images (in a format consistent with the format utilized by Seller as of the Effective Date) of all Credit and Servicing Files for the related Mortgage Loans and REOs, in compliance with all Applicable Requirements, as such files exist as of the most recent practicable date preceding such 30th day. In addition, no later than five (5) Business Days following each applicable Servicing Transfer Date, Seller shall make available to Purchaser substantially all electronic images (in a format consistent with the format utilized by Seller as of the Effective Date) of all Credit and Servicing Files for the related Mortgage Loans and REOs, in compliance with all Applicable Requirements, as such files existed as of such Servicing Transfer Date.

(ii)                 Seller shall provide to Purchaser (A) within ten (10) Business Days following each Servicing Transfer Date, no less than 90% of the physical hard copies of the Credit and Servicing Files for the related Mortgage Loans and REOs that Seller has in physical form as of the Servicing Transfer Date and (B) within thirty (30) days following each Servicing Transfer Date, the balance of the physical hard copies of the Credit and Servicing Files for the related Mortgage Loans and REOs.

(iii)                Any costs and expenses to make available the aforementioned files and information pursuant to clauses (i) and (ii) above shall be borne by Seller, provided that any costs and expense to convert such files and information into a format requested by Purchaser shall be borne by Purchaser.

(e)                 Without limiting the generality of Section 7.07, from the date that is thirty (30) days prior to each applicable Servicing Transfer Date until the date that is thirty (30) days after such Servicing Transfer Date (or until Credit and Servicing Files in possession of or on behalf of Seller have been provided to Purchaser by Seller, whichever is later), Seller shall provide Purchaser with access to Seller’s web portal containing such Credit and Servicing Files.

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(f)                  Anything to the contrary contained in this Agreement notwithstanding:

(i)                   the Parties acknowledge and agree that (1) any imaged copies of Mortgage Notes included in the Collateral Files or Credit and Servicing Files that are not labeled “Note Custodian” may not be reliable from a quality control perspective, (2) that the exclusion of such imaged copy in the Collateral File or Credit and Servicing Files shall not be deemed to be a violation of any provision of this Agreement, provided that a true and correct copy of such Mortgage Note is on file with the applicable custodian, and (3) Seller shall provide Purchaser with a copy of such images, provided that Purchaser hereby (A) acknowledges that no representation is made by Seller with respect to such image, (B) waives any claim that Purchaser may have against Seller with respect to such image, and (C) shall indemnify and hold Seller harmless from any Losses that may arise in connection with the utilization by Purchaser or its agents of such image;

(ii)                 except for Applicable Requirements which must be satisfied, with respect to each Mortgage Loan, Seller may deliver any electronic data required to be delivered to Purchaser by means of hard drive containing, or by providing direct access to, scanned images of some or all documents relating to the Mortgage Loan; provided, that any such electronic data shall be in a format consistent with the format utilized by Seller as of the Effective Date, and any such electronic documents shall be identified by a loan number and document name or index, with cross-reference provided for document type indices; and

(iii)                for the avoidance of doubt, to the extent that any provision of this Agreement requires Seller to deliver or make available to Purchaser a Mortgage Note, if such Mortgage Note is not held by the applicable Custodian and has been determined to be missing, Purchaser agrees that Seller may deliver or make available a lost note affidavit in lieu of such Mortgage Note to the extent acceptable under Applicable Requirements.

Section 7.07                Delivery of Servicing System Information.

With respect to each Servicing Transfer Date, within ten (10) days after the immediately preceding Estimation Date, Seller shall furnish or cause to be furnished to (a) Purchaser preliminary Mortgage Loan and REO data including the fields and information set forth on Schedule 7.07(A) reflecting the status of payments, balances and other pertinent information necessary to service the related Mortgage Loans in accordance with Applicable Requirements, along with any other pertinent information reasonably requested by Purchaser, (b) with respect to each HELOC Mortgage Loan, data including the fields and information set forth on Schedule 7.07(B) and (c) with respect to each Mortgage Loan subject to pending or completed modifications or other loss mitigation plans, foreclosure or bankruptcy, data including the fields and information set forth in Schedule 7.07(C). Seller shall provide to Purchaser, on conversion files in a format mutually agreed to by the Parties, that data relating to the Mortgage Loans that is maintained by Seller as it is required to do so under the Applicable Requirements and is necessary for the proper servicing of the Mortgage Loans in accordance with the Applicable Requirements. Final conversion files (which shall be consistent with Schedule 7.07(A), Schedule 7.07(B) or Schedule 7.07(C), as applicable) shall be provided no later than two (2) Business Days after the applicable Servicing Transfer Date. Seller will use commercially reasonable efforts to provide “test files” to Purchaser at least thirty (30) days prior to the relevant Servicing Transfer Date as Purchaser may reasonably request.

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Section 7.08                Related Escrow Account Balances.

No later than five (5) Business Days following the applicable Servicing Transfer Date (provided that Seller shall use commercially reasonable efforts to take such actions within five (5) Business Days following the applicable Servicing Transfer Date), Seller shall:

(a)                 Provide Purchaser by wire transfer of immediately available federal funds representing escrow amounts, loss drafts, suspense balances, any buydown balances and any partial and unapplied funds associated with the Mortgage Loans as to which the related Mortgage Servicing Rights were transferred on such Servicing Transfer Date (which transfer may also include the transfer of an account that relates to the relevant custodial accounts); and

(b)                 Provide Purchaser with an accounting statement reasonably sufficient to enable Purchaser to reconcile the balances referred to in Section 7.08(a) above with the accounts of the related Mortgage Loans. Within ten (10) Business Days following Purchaser’s receipt of the escrow proceeds referred to in Section 7.08(a) above, Seller and Purchaser shall resolve any discrepancies between Seller’s accounting statements and Purchaser’s reconciliation with respect thereto. No later than fifteen (15) Business Days following the applicable Servicing Transfer Date, Seller or Purchaser, as the case may be, shall transfer to the other, by wire transfer to the designated account, any amounts to which the other Party is entitled as a result of such reconciliation. Any dispute between the Parties with respect to such reconciliation shall be subject to the dispute resolution provisions set forth in Section 12.10(i).

Section 7.09                Payoffs, Assumptions, Modifications, Refinancings, Short Sales and Deeds in Lieu.

(a)                 Seller and Purchaser shall cooperate with and assist each other, as reasonably requested, in completing any foreclosure, payoff, assumption, modification, short sale, deed in lieu, or other loss mitigation option, in each case that is in process as of each applicable Servicing Transfer Date. Seller shall provide Purchaser with all documentation relating to any loan modifications or other loss mitigation activities that are in process or pending as of the related Servicing Transfer Date in its possession in a manner consistent with the provisions of Section 7.06, and shall provide Purchaser with any executed loan modifications packages or documentation relating to other loss mitigation activities relating to the relevant Mortgage Loans that are received by Seller after the related Servicing Transfer Date.

(b)                 Subject to Section 7.09(a), Purchaser shall accept and continue processing any pending loan modification requests and offers related to the Mortgage Loans in compliance with Applicable Requirements. Purchaser shall honor all trial and permanent loan modification agreements entered into by Seller, and make any related required filings with Governmental Entities, Agencies, Investors and Insurers in accordance with Applicable Requirements. After each applicable Servicing Transfer Date, Purchaser shall service all Mortgage Loans eligible for HAMP modifications in accordance with HAMP. Seller and Purchaser acknowledge and agree that, if and to the extent required by Applicable Requirements (including any applicable principles of federal preemption), Mortgagors are third party beneficiaries of the first two sentences of this Section 7.09(b).

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Section 7.10                Mortgage Loan Payments and Trailing Bills Received After Servicing Transfer Date.

(a)                 All payments pertaining to Mortgage Loans with respect to which the related servicing is transferred on the applicable Servicing Transfer Date that are received by Seller after such Servicing Transfer Date, and until ninety (90) days thereafter, shall be forwarded by Seller to Purchaser by wire, or at Seller’s discretion if such funds or payments are received by check, by overnight delivery, with the check endorsed and date stamped. On and after the date which is ninety (90) days after each applicable Servicing Transfer Date, any payments or other funds remitted by a borrower and received by Seller shall, at Seller’s discretion, be returned to the related borrower, or forwarded to Purchaser or its designee as described above within five (5) Business Days following Seller’s receipt (except that any payments or funds requiring exception processing may be forwarded within ten (10) Business Days of Seller’s receipt).

(b)                 Seller will promptly forward, or cause vendors to send, to Purchaser any bills, invoices, statements or other notices of required payment for which the servicer of the Mortgage Loans is responsible pursuant to Applicable Requirements (e.g., taxes and insurance) that are received by Seller or prepared by such vendors after each applicable Servicing Transfer Date, whether related to the period before or after, or services provided before or after, such Servicing Transfer Date, and Purchaser shall promptly remit payment to such vendors as required in such servicing bills, invoices, statements or other notices of required payment; provided, that if the payment of any such bill, invoice, statement or other notice of required payment (whether or not forwarded to Purchaser within the foregoing time period) pertained solely to the period prior to such Servicing Transfer Date and will reasonably be expected to result in a Loss to Purchaser for which Purchaser will not otherwise receive payment or reimbursement from any Investor or Mortgagor and for which Purchaser would not otherwise be responsible hereunder, such bill, invoice, statement or other notice of required payment will be promptly returned by Purchaser to Seller for payment by Seller.

Section 7.11                Misapplied and Returned Payments; Collections of Non-Qualified Advances.

Misapplied and returned payments shall be processed as follows:

(a)                 Both Parties shall reasonably cooperate in correcting misapplication errors;

(b)                 The Party who discovers or receives notice of a misapplied payment shall immediately notify the other Party;

(c)                 Subject to Section 3.03 hereof, if a misapplied payment has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the Party shorted by the improper payment application within thirty (30) days after notice thereof by the other Party;

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(d)                 If any Mortgagor’s check presented to Seller prior to each Servicing Transfer Date is returned unpaid to Seller for any reason subsequent to each Servicing Transfer Date, Seller shall immediately forward the original unpaid check to Purchaser and Purchaser shall reimburse Seller therefor promptly upon Seller’s demand; and

(e)                 Purchaser shall reasonably cooperate as reasonably requested by Seller, at Seller’s expense, in connection with any efforts to seek to collect Non-Qualified Advances, and shall promptly remit to Seller any Non-Qualified Advances that are so collected.

Section 7.12                Servicing Obligations.

(a)                 From the date hereof until each applicable Servicing Transfer Date, Seller shall service the relevant Mortgage Loans and REOs in compliance with the Applicable Requirements, and shall pay, perform and discharge all the rights, obligations and duties with respect to the Related Escrow Accounts as required by an Investor, the Mortgage Loan Documents and all Applicable Requirements.

(b)                 For the avoidance of doubt, except as required under the Applicable Requirements and without limiting the obligations of Purchaser and Seller under Article XI, as between Seller and Purchaser under this Agreement, (i) Purchaser is not assuming liabilities of Seller (A) under Servicing Agreements with respect to the Mortgage Servicing Rights that were incurred in the period prior to the Sale Date, or (B) related to the origination of any Mortgage Loans subject to the Servicing Agreements, (ii) Seller is retaining its rights as the predecessor servicer under the Servicing Agreements (including any rights to indemnification from the relevant counterparty) in respect of all such matters referenced in clause (i) above and (iii) except with respect to Purchaser’s obligations under Section 7.09, the Applicable Requirements with which Purchaser is required to comply hereunder shall not include any judicial and administrative judgments, orders, remediation plans, stipulations, awards, writs and injunctions applicable to any Mortgage Loan or Mortgage Servicing Right and to which Seller is a party (“Seller Actions”); provided, however, that the Purchaser agrees to comply with servicing related actions applicable to specific Mortgage Loans set forth in such Seller Actions in respect of which Purchaser has been provided with reasonable notice and sufficient information to comply with such actions (whether through reasonable notations of such matters in the Credit and Servicing Files, or in the written materials provided by or on behalf of Seller to Purchaser in connection with this Agreement or the transactions contemplated hereby).

(c)                 From the date hereof until each applicable Servicing Transfer Date, Seller shall at all times be in good standing and authorized to conduct business in each jurisdiction where Seller transacts business and each jurisdiction where a Mortgaged Property is located, except where the failure of Seller to possess such qualifications would not be material to Purchaser.

(d)                 From the date hereof until each applicable Servicing Transfer Date, Seller shall at all times maintain all Related Escrow Accounts in accordance with the Applicable Requirements; and, except as to payments which are past due under Mortgage Notes, all balances required by the Mortgages or other Mortgage Loan documents and paid to Seller for the account of the Mortgagors are on deposit in the appropriate Related Escrow Account.

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(e)                 From the date hereof until the final Sale Date on which Mortgage Servicing Rights relating to the Agency Mortgage Loans have been sold by Seller to Purchaser under this Agreement, Seller shall remain an approved Agency seller/servicer in good standing with the requisite financial criteria and adequate resources to carry out Seller’s obligations herein.

(f)                  With respect to the Powers of Attorney to be delivered hereunder pursuant to Section 2.3(b):

(i)                   Purchaser shall not be authorized thereunder to, and shall not utilize such Powers of Attorney to, enter into any agreement, arrangement, commitment or understanding that creates any direct or indirect liability, debt, obligation, commitment, claim, loss, damage, fine, cost or expense of any kind, whether relating to payment, performance or otherwise, known or unknown, fixed, absolute, contingent, vested or unvested of or against Seller.

(ii)                 In the event of any conflict between the terms of this Agreement or a Servicing Agreement, on the one hand, and the terms of the Powers of Attorney, on the other hand, the terms of this Agreement or the Servicing Agreement, as applicable, shall control. For the avoidance of doubt, in no event is Purchaser authorized to do or take any action under the Powers of Attorney that would be inconsistent with Seller’s management of a dispute pursuant to Section 7.22(b) hereof.

(iii)                The Powers of Attorney do not constitute a waiver, modification or amendment of any provisions of this Agreement or any Servicing Agreement. The Powers of Attorney may be amended, modified, supplemented or restated only by a written instrument signed by both Seller and Purchaser. The terms of the Powers of Attorney may be waived only by a written instrument by the party waiving compliance. Purchaser may not assign any of its rights under the Powers of Attorney without the prior written consent of the Authorizing Party, and any such purported assignment without such consent shall be void and of no effect.

Section 7.13                Solicitation Rights.

(a)                 Following the Sale Date, neither Seller nor any of its Affiliates shall, without the consent of Purchaser, solicit the Mortgagors of the Mortgage Loans for which Mortgage Servicing Rights were transferred on such Sale Date (nor shall Seller or its Affiliates direct any of their agents to solicit such Mortgagors) to refinance the prepayment of the Mortgage Loans related to such Mortgage Servicing Rights; provided, however, such restriction shall not apply to advertising campaigns directed to the general public, including mass mailings based on commercially acquired mailing lists, newspaper, radio and television advertisements. Seller shall not sell or distribute any customer list incorporating the names of Mortgagors of any Mortgage Loans to any unaffiliated third party in connection with or to facilitate any solicitation of such nature.

(b)                 Purchaser shall not solicit any Mortgagors (nor shall Purchaser or its Affiliates direct any of their agents to solicit Mortgagors) of the Pipeline Mortgage Loans; provided, however, such restriction shall not apply to advertising campaigns directed to the general public, including mass mailings based on commercially acquired mailing lists, newspaper, radio and television advertisements.

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Section 7.14                Year End Tax Reporting; Other Reporting.

(a)                 Seller shall be responsible for providing the Internal Revenue Service and Mortgagors with all appropriate tax forms and information for transactions affecting the Mortgage Loans during the respective calendar year, for the period prior to each applicable Servicing Transfer Date. Purchaser shall be responsible for providing the Internal Revenue Service and Mortgagors with all appropriate tax forms and information for transactions affecting the Mortgage Loans following each applicable Servicing Transfer Date.

(b)                 Seller shall be responsible for any requested compliance and/or servicer certificate and accountant’s attestation and any other report required to be provided by the servicer under any Servicing Agreement due on or after the related Servicing Transfer Date, including pursuant to Regulation AB under the Securities Exchange Act of 1934, as amended, to the extent relating to the period prior to the related Servicing Transfer Date. Purchaser shall be responsible for any requested compliance and/or servicer certificate and accountant’s attestation and any other report required to be provided by the servicer under any Servicing Agreement due on or after the related Servicing Transfer Date, including pursuant to Regulation AB under the Securities Exchange Act of 1934, as amended, to the extent relating to the period on and after the related Servicing Transfer Date. Each Party shall provide any information reasonably requested by the other Party in connection with the foregoing, at the reasonable expense of the requesting Party.

Section 7.15                Cooperation.

Subject to Article XI, and without limiting the application of Sections 7.02, 7.12, 7.16, and 7.17, Seller and Purchaser shall each use its commercially reasonable efforts to cooperate with and assist each other, as reasonably requested, in carrying out the purposes of the Transaction Documents. Each Party shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable or otherwise to promptly consummate and make effective the Transactions, (ii) obtain all authorizations, consents or approvals that are or may be or become necessary for the performance of its obligations under the Transaction Documents and the consummation of the Transactions, including the Servicing Agreement Consents, and (iii) fulfill all conditions to such Party’s obligations under this Agreement and the other Transaction Documents as promptly as practicable.

Section 7.16                Supplemental Information.

From time to time prior to and after each applicable Servicing Transfer Date, Seller shall, at its cost and expense, furnish Purchaser with incidental information, which is reasonably available to Seller, supplemental to the information contained in the documents and schedules delivered pursuant to this Agreement, which is necessary for the proper servicing of the Mortgage Loans or to ensure compliance with the Servicing Agreements.

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Section 7.17                Access to Information; Required Actions.

(a)                 Subsequent to each applicable Servicing Transfer Date, each Party shall furnish to the other Party such periodic, special, or other reports or information, and copies or originals of any documents contained in the Credit and Servicing File, for each related Mortgage Loan provided for herein, as may be reasonably requested in furtherance of the fulfillment of the requesting Party’s duties and obligations hereunder, under any Transaction Documents, or under Applicable Requirements, at the requesting Party’s sole cost and expense unless otherwise expressly provided in a Transaction Document; provided that if any Transaction Document otherwise obligates the requested Party to deliver such materials or information without payment of costs, expense, or other consideration, this Section 7.17(a) shall not obligate the requesting Party to pay such cost or expense. All such reports, documents or information shall be provided by and in accordance with all reasonable instructions and directions which the requesting Party may give. Such documents shall be provided reasonably promptly following such a request. Purchaser shall not provide originals or copies of the Credit and Servicing Files to any Person that does not have a right thereto under the applicable Servicing Agreement and Applicable Requirements.

(b)                 Each Party shall provide the other Party prompt notice of, and provide documents or communications evidencing or relating to: (i) any lawsuit, counterclaim or third party claim involving any Mortgage Loan, or (ii) any repurchase claim made by a third party or any Investor involving any Mortgage Loan, or (iii) any notice of claim cancellation or denial or a rescission of coverage by any mortgage insurance company relating to any Mortgage Loan; provided, however, Seller shall not be required to provide notice, documents or communications for those matters under clauses (i), (ii) and (iii) arising after the related Servicing Transfer Date which do not name Seller except as otherwise required under Article XI.

Section 7.18                Tax, Flood and Other Set Up Costs.

Seller shall bear and pay all fees relating to the transfer of servicing to Purchaser, including any Investor’s transfer processing fees, assignment preparation and recording fees (including in the case of any deficient assignments that are re-sent for recordation by Purchaser), MERS fees and costs of delivery and deposit expenses for the shipment of the Collateral Files, and the shipment of Credit and Servicing Files to the extent not delivered in the form of electronically imaged copies, to Purchaser and/or Purchaser’s Custodian. Seller shall be responsible for the costs of any tax or flood services contracts, certifications or set up costs, provided that Seller shall not responsible for such costs with respect to those Mortgage Loans having transferable life of loan tax and flood services contracts and certifications and Seller delivers all information as required by Sections 7.04(e) and 7.05(d), as applicable. If Seller fails to deliver such contracts or information, or such information is incorrect as to any Mortgage Loan, Seller shall bear and pay Purchaser’s actual, out-of-pocket costs and expenses for such contracts, certifications or set up costs for such Mortgage Loans, not to exceed $35 per Mortgage Loan for tax services contracts, and not to exceed $6 per Mortgage Loan for flood certifications. Purchaser shall use commercially reasonable efforts to minimize the cost of such contracts, certifications and set-up costs.

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Section 7.19                Document Custodian.

With respect to all of the Mortgage Loans, the current Custodian will continue to act as the Custodian after each Servicing Transfer Date, provided that with respect to the Agency Mortgage Loans, the current Custodian is Deutsche Bank National Trust Company (or, in respect of certain FHMLC Mortgage Loans, The Bank of New York Mellon Corporation or its Affiliates). Purchaser shall be responsible for the fees and expenses of Custodian for the Agency Mortgage Loans that arise after the applicable Sale Date; provided, however, that Seller shall be responsible for the cost of shipping the Collateral Files, if necessary, to Purchaser’s Custodian.

Section 7.20                Conduct of Business Prior to the Sale Dates.

From the date of this Agreement until the final Sale Date, except as contemplated by this Agreement or as required by Applicable Requirements, Seller shall use commercially reasonable efforts to conduct its servicing business with respect to the Mortgage Servicing Rights and operate the Purchased Assets in the ordinary course of business. Without limiting the generality of the foregoing sentence, from the date of this Agreement until the Sale Date, except as contemplated by this Agreement or as required by the Applicable Requirements, Seller shall not, without the prior written consent of Purchaser, which shall not be unreasonably withheld or delayed:

(a)                 amend in any material respect or terminate any applicable Servicing Agreement, provided, however, that the expiration of any such Servicing Agreement in accordance with its terms prior to the relevant Sale Date shall not be deemed to be such a termination of a Servicing Agreement;

(b)                 sell, transfer, assign, cancel, surrender, subject to any lien (other than any lien that is created by operation of law and that will be released as of the relevant Sale Date) or otherwise dispose of or encumber (subject to the exception in the preceding parenthetical) any of the applicable Purchased Assets in one transaction or a series of related transactions; or

(c)                 agree to do any of the foregoing.

Section 7.21                No Transfer Without Consent.

Notwithstanding anything herein to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer, convey or deliver any interest in any Purchased Assets if a sale, assignment, transfer, conveyance, or delivery or an attempt to make such a sale, assignment, transfer, conveyance, or delivery without obtaining any applicable Servicing Agreement Consents would constitute a breach or violation of any Servicing Agreement or would affect adversely the rights of Seller or Purchaser thereunder; and any sale, assignment, transfer, conveyance, or delivery to Purchaser of any interest in the Purchased Assets shall be made subject to such Servicing Agreement Consents. If any such Servicing Agreement Consent is not obtained on or prior to the Sale Date, then Purchaser and Seller shall cooperate to obtain any such Servicing Agreement Consent pursuant to Section 7.02.

Section 7.22                Mortgage Loans In Litigation, In Bankruptcy and In Foreclosure.

(a)                 Except in circumstances in which Seller exercises its option provided under Section 7.22(b), all Mortgage Loans In Bankruptcy, Mortgage Loans In Foreclosure and Mortgage Loans in Litigation shall be managed, serviced and administered solely by Purchaser pursuant to Applicable Requirements. To the extent that any such litigation has been brought by Seller as plaintiff, including in connection with any foreclosure actions, Purchaser and Seller shall cooperate to substitute Purchaser in place of Seller as the party to such litigation (unless Purchaser makes a determination to terminate or reinitiate such litigation).

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(b)                 Seller, at Seller’s cost and expense, shall have the right to manage and administer any Mortgage Loans and REOs In Bankruptcy, In Foreclosure and In Litigation, which option may be exercised by written notice to Purchaser no later than the applicable Servicing Transfer Date with respect to such Mortgage Loan or REO. In such circumstance, Purchaser shall service and administer any such Mortgage Loans or REOs at Seller’s direction as and to the extent described in the Cooperation Agreement and consistent with Applicable Requirements.

(c)                 With respect to any claim, action, suit or arbitration that is brought against Seller and that is indemnifiable by Purchaser pursuant to Section 11.03(f), Purchaser and Seller shall cooperate to substitute Purchaser in place of Seller as the defendant to such litigation, to the extent reasonably practicable.

Section 7.23                Cooperation with Financing Amendments.

Seller shall, at Purchaser’s cost and expense, provide all cooperation reasonably requested by Purchaser in connection with Purchaser’s obtaining any Financing Amendments.

Section 7.24                Excess Yield.

In the event that Seller has conveyed or advanced any “excess yield” to any Agency (whether pursuant to any Excess Servicing Rights Agreement or otherwise), Seller shall have no right to reimbursement in respect thereof from Purchaser.

Section 7.25                Bulk Sales Compliance.

To the extent permitted under applicable law, Purchaser and Seller hereby waive compliance with the terms of any applicable bulk sales law or similar laws that may be applicable to the sale and transfer of the Purchased Assets.

Section 7.26                SCRA Schedule.

As promptly as practicable after the Effective Date, Seller shall provide to Purchaser a schedule of any Mortgage Loans subject to the SCRA through a review against the DMDC database.

Section 7.27                HELOC Mortgage Loans.

Following the Servicing Transfer Date relating to any HELOC Mortgage Loans, Purchaser shall fund any new credit line draws permitted under the terms of such Mortgage Loan and the related Servicing Agreements, provided that Seller shall reimburse the Purchaser within one (1) Business Day of receiving an invoice from the Purchaser reflecting such funding by Purchaser. Purchaser shall remit its invoices for such funding on a weekly basis (and no more frequently than a weekly basis), such invoices to be submitted no later than three (3) Business Days following the end of each such week. Such remittance data shall be in the form of Schedule 7.27-A. Purchaser shall reimburse Seller or its designee on a weekly basis for reimbursements made to Purchaser from the first collections received to reimburse draws pursuant to the related Servicing Agreements unless otherwise required under such Servicing Agreements or Applicable Requirements. Purchaser shall follow the policies and procedures relating to the unfreezing of lines of credit and appeals processes as set forth in Schedule 7.27-B, as such schedule may be amended by Seller from time to time in a commercially reasonable manner consistent with the policies of general application by Seller in connection with the conduct of its business relating to home equity lines of credit. Notwithstanding any provision in this Agreement to the contrary, as between Seller and Purchaser, Purchaser shall not assume any credit risk associated with the draws made on HELOC Mortgage Loans and Seller shall retain all such credit risk to the extent such draws are not repaid or reimbursed pursuant to the terms of such Mortgage Loans or the related Servicing Agreements. The Purchaser shall terminate all such credit lines in accordance with the terms of such HELOC Mortgage Loans and the related Servicing Agreements in accordance with the terms of the policies of Seller attached hereto as Schedule 7.27-B. The parties agree to cooperate in good faith to establish a mutually acceptable process for handling the payment and reimbursement of credit line draws on the HELOC Mortgage Loans.

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Section 7.28                HAMP and 2MP.

(a)                 Seller hereby notifies Purchaser that the Mortgage Loans include mortgage loans that have been modified under various refinancing and other homeowner protection programs maintained by the United States federal government, including HAMP and 2MP. Purchaser confirms that it is aware of the special requirements for such Mortgage Loans under such programs, and Purchaser agrees to assume the additional responsibilities associated with servicing such Mortgage Loans with respect to HAMP and with respect to 2MP, solely to the extent contemplated herein. On or prior to the initial Servicing Transfer Date, Seller and Purchaser shall execute and deliver a HAMP Assignment and Assumption Agreement required under HAMP.

(b)                 Seller shall comply in a timely manner with all reporting, notice and other documentation requirements under HAMP and 2MP in connection with the transfer of servicing of the Mortgage Loans to Purchaser. To the extent Seller is required to prepare any reports or deliver any notices related to the Mortgage Loans that include any information or data related to periods or events after the related Servicing Transfer Date, Purchaser shall timely provide Seller with all such data or information necessary for Seller to prepare such reports or notices.

(c)                 Seller and Purchaser shall cooperate in good faith in connection with the transition of any Mortgage Loan for which the HAMP evaluation and modification process has been commenced prior to the related Servicing Transfer Date, including any operational actions or requirements necessary to comply with HAMP. With respect to each Mortgage Loan subject to a trial payment period as of the related Servicing Transfer Date, Purchaser shall take all actions required of a servicer participating in HAMP to complete such trial payment period and implement the related loan modification to the extent the Mortgagor has satisfied the requirements under HAMP and the trial payment plan.

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(d)                 Seller shall be entitled to all servicer incentive compensation payable under HAMP or 2MP for any Mortgage Loan to the extent such fees have been earned as of the related Servicing Transfer Date. Purchaser agrees to pay Seller any such fees set forth in the preceding sentence that it receives following the related Servicing Transfer Date. Pursuant to Section 3.04, Purchaser shall remit to Seller any servicer incentive compensation that is payable to Seller hereunder but is received by Purchaser following the related Servicing Transfer Date.

(e)                 Except for the HAMP and 2MP servicer compensation payable to Seller prior to the preceding paragraph, Purchaser shall be entitled to all initial and subsequent servicer incentive compensation and any additional compensation under HAMP or 2MP that is received by Seller or Purchaser with respect to a Mortgage Loan after the related Servicing Transfer Date regardless of when the HAMP or 2MP evaluation or modification process has been commenced or when the related loan modification became or becomes permanent. Seller shall remit to Purchaser any servicer incentive compensation that is payable to Purchaser hereunder but is received by Seller following the related Servicing Transfer Date.

(f)                  For Mortgage Loans for which a HAMP modification is in process but not completed prior to the related Servicing Transfer Date or for which a HAMP modification was denied prior to such Servicing Transfer Date, Seller shall provide Purchaser with all information set forth in the Servicing Transfer Instructions. For any of Mortgage Loans for which a HAMP modification has been completed, commenced or denied, Seller agrees to provide Purchaser with any additional information reasonably requested by Purchaser to comply with its obligations under this Agreement, the Servicing Agreements and its Servicer Participation Agreement entered into with respect to HAMP.

(g)                 For Mortgage Loans for which a 2MP modification is in process but not completed and for Mortgage Loans that are “eligible” under the 2MP, Seller and Purchaser shall cooperate in good faith to acquire the approval from the United States Treasury to permit the Purchaser to perform proprietary modifications with respect any such Mortgage Loans in accordance with its proprietary modification program which shall be on terms and conditions consistent with the 2MP modification program and subject to other terms as approved by the United States Treasury. For such Mortgage Loans that have been approved by the United States Treasury on or prior to the related Servicing Transfer Date, Purchaser shall assume responsibility for Servicing such Mortgage Loans, Seller shall cease all Servicing activity related to such Mortgage Loans transferred on such Servicing Transfer Date, and Purchaser shall perform and provide proprietary modifications with respect any such Mortgage Loans in accordance with its proprietary modification program subject to the terms as approved by the United States Treasury. Purchaser shall comply in a timely manner with all reporting, notice and other documentation requirements under 2MP in connection with the transfer of servicing of such Mortgage Loans to Purchaser. If the approval of the United States Treasury described above has not been received on or prior to the related Servicing Transfer Date, the Parties agree to cooperate in good faith to negotiate the specific provisions regarding the transfer of any such Mortgage Loans from Seller to Purchaser, including the timing of such transfer, the subservicing of such Mortgage Loans by Purchaser on behalf of Seller and the accompanying provisions regarding the transfers of the related Collateral File and Credit and Servicing File (to the extent that such concepts are applicable) until the related 2MP modification has been completed or denied or the United States Treasury approval has been received.

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(h)                 Each Party shall, at any time and from time to time, promptly, upon the reasonable request of the other Party, execute, acknowledge and deliver all such documents, or perform all such further acts, as may be requested in connection with any audit, inspection, review or investigation of a Party’s compliance with or reporting under HAMP or 2MP related to the Mortgage Loans.

Section 7.29                Treatment of Pipeline Loans.

The Parties agree to cooperate in good faith to negotiate the specific provisions regarding the transfer of the Pipeline Loans from Seller to Purchaser, including the timing of such transfer and the accompanying provisions regarding the transfers of the related Collateral File and Credit and Servicing File (to the extent that such concepts are applicable). The Parties acknowledge and agree that the Purchase Price for such Pipeline Loans shall be as set forth herein.

Section 7.30                Interpretation.

To the extent that there is any conflict between the provisions of this Article VII and any transfer instructions set forth on any schedule referenced in this Article VII, the provisions of this Article VII shall control.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser under this Agreement with respect to the sale of the Purchased Assets pertaining to a particular Servicing Agreement are subject to the satisfaction, or waiver, of the following conditions as of the applicable Sale Date:

Section 8.01                Correctness of Representations and Warranties.

The representations and warranties made by Seller in this Agreement (other than the Fundamental Reps made by Seller) are true and correct, except for the failure or failures of such representations and warranties to be so true and correct that (after excluding any effect of materiality qualifications set forth in any such representation or warranty) have not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. The Fundamental Reps made by Seller in this Agreement are true and correct in all material respects.

Section 8.02                Compliance with Conditions.

All of the terms, conditions, covenants and obligations of this Agreement required to be complied with and performed by Seller prior to applicable Sale Date, shall have been duly performed in all material respects.

Section 8.03                No Legal Prohibition.

No law or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the transfer of the relevant Purchased Assets, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the transfer of the relevant Purchased Assets.

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Section 8.04                Consents.

Seller shall have obtained all consents, approvals or other requirements of third parties, if any, required for the consummation of the transfer of the subject Purchased Assets, including the applicable Servicing Agreement Consents.

Section 8.05                Investor Consent Agreements.

With respect to any Sale Date relating to Fannie Mae or Freddie Mac Mortgage Loans, each of Fannie Mae and Freddie Mac, as applicable, shall have executed a consent to the transfer of the Mortgage Servicing Rights as contemplated hereby (such letter agreements, the “Investor Consent and Waiver Letters”).

Section 8.06                Certificate of Seller.

On the applicable Sale Date, Seller shall provide Purchaser a certificate, substantially in the form attached hereto as Exhibit D, signed by an authorized officer of Seller dated as of such date, applicable to the Transactions, to the effect that the conditions set forth in Sections 8.01 and 8.02 have been satisfied as of such date.

Section 8.07                Delivery of Documents.

Seller shall have delivered to Purchaser each of the documents required to be delivered by it as provided for in Section 2.02(c) hereof.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement with respect to the sale of the Purchaser Assets pertaining to a particular Servicing Agreement are subject to the satisfaction, or waiver, of the following conditions as of the applicable Sale Date:

Section 9.01                Correctness of Representations and Warranties.

The representations and warranties made by Purchaser in this Agreement (other than the Fundamental Reps made by Purchaser) are true and correct, except for the failure or failures of such representations and warranties to be so true and correct that (after excluding any effect of materiality qualifications set forth in any such representation or warranty) have not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. The Fundamental Reps made by Purchaser in this Agreement are true and correct in all material respects.

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Section 9.02                Compliance with Conditions.

All of the terms, conditions, covenants and obligations of this Agreement required to be complied with and performed by Purchaser prior to the applicable Sale Date, shall have been duly performed in all material respects.

Section 9.03                Certificate of Purchaser.

On the applicable Sale Date, Purchaser shall provide Seller a certificate, substantially in the form attached hereto as Exhibit D, signed by an authorized officer of Purchaser dated as of such date, applicable to the Transactions, to the effect that the conditions set forth in Sections 9.01 and 9.02 have been satisfied as of such date.

Section 9.04                No Legal Prohibition.

No law or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Transactions, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Transactions.

Section 9.05                Investor Consent Agreements.

With respect to any Sale Date relating to Fannie Mae or Freddie Mac Mortgage Loans, each of Fannie Mae and Freddie Mac, as applicable, shall have executed an Investor Consent and Waiver Letter.

Section 9.06                Regulatory Approval; Absence of Certain Regulatory Objections.

The FDIC shall have approved the consummation of the contemplated Transactions to the extent necessary under applicable law and under the agreements and Orders to which Seller is a party or is subject, and neither the Office of the Comptroller of the Currency nor the Board of Governors of the Federal Reserve System shall have raised (or, if raised, shall not have subsequently withdrawn), any material objection to the consummation of the contemplated Transactions.

Section 9.07                Delivery of Documents.

Purchaser shall have delivered to Seller each of the documents required to be delivered by it as provided for in Section 2.02(c) hereof

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ARTICLE X

TERMINATION

Section 10.01             Termination.

(a)                 This Agreement may be terminated:

(i)                   at any time by the mutual written agreement of Purchaser and Seller;

(ii)                 at any time prior to the Initial Sale Date by Seller or Purchaser (provided, that the terminating Party is not then in breach of any representation, warranty, covenant or other agreement contained herein in any material respect, after excluding any effect of materiality qualifications set forth in any such representation or warranty) if there shall have been a breach of any of the applicable representations or warranties set forth in this Agreement on the part of the other Party, such that a condition to the obligation of the terminating Party to close the Transactions set forth in Article VIII or IX, as applicable, cannot be satisfied and which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within thirty (30) days after delivery of written notice of such breach by the terminating Party to the other Party;

(iii)                at any time prior to the Initial Sale Date by Seller or Purchaser (provided, that the terminating Party is not then in breach of any representation, warranty, covenant or other agreement contained herein in any material respect, after excluding any effect of materiality qualifications set forth in any such representation or warranty) if there shall have been a failure to perform or comply with any of the applicable covenants or agreements set forth in this Agreement on the part of the other Party in any material respect, such that a condition to the obligation of the terminating Party to close the Transactions set forth in Article VIII or IX, as applicable, cannot be satisfied and which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within thirty (30) days after delivery of written notice of such failure by the terminating Party to the other Party;

(iv)               by Seller or Purchaser, if the Initial Sale Date shall not have occurred by the Termination Date or such later date as shall have been agreed to in writing by Purchaser and Seller; provided, that no Party may terminate this Agreement pursuant to this Section 10.01(a)(iv) if the failure of the final Closing to have occurred on or before the Termination Date was due to such Party’s breach of any representation or warranty or material breach of any covenant or other agreement contained in this Agreement; and

(v)                 by Seller or Purchaser prior to the Initial Sale Date if (A) final action has been taken by a Governmental Entity whose approval is required in connection with this Agreement and the Transactions, which final action (1) has become unappealable and (2) does not approve this Agreement or the Transactions, (B) any Governmental Entity whose approval or nonobjection is required in connection with this Agreement and the Transactions has stated that it will not issue the required approval or nonobjection, or (C) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and unappealable.

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(b)                 Either Party desiring to terminate this Agreement pursuant to Section 10.01(a) shall give written notice of such termination to the other Party.

(c)                 If any Mortgage Servicing Rights in respect of Mortgage Loans contemplated to be transferred hereunder have not been transferred as of the Termination Date, then such Mortgage Servicing Rights shall be retained by Seller and shall not be considered to be Purchased Assets hereunder. In such circumstance, Seller and Purchaser shall enter into good faith negotiations to provide for a subservicing arrangement that provides Purchaser with the rights and obligations of such Mortgage Servicing Rights, and if and when such subservicing arrangement is entered into, Purchaser shall pay a Purchase Price for such Mortgage Servicing Rights pursuant to Section 3.01. If Seller and Purchaser, negotiating in good faith, are unable to enter into such a subservicing arrangement with respect to the Mortgage Servicing Rights of one or more such Mortgage Loans (the “Retained Servicing Rights”) within 45 days following the Termination Date, then Seller shall retain the Retained Servicing Rights with no further obligations with respect thereto for either Party.

Section 10.02             Effect of Termination.

(a)                 In the event of termination of this Agreement pursuant to Section 10.01(a), this Agreement shall forthwith become void and have no further force, except that the provisions of this Section 10.02, Section 12.01, Section 12.02, Section 12.03, Section 12.04, Section 12.06, Section 12.07, Section 12.09, Section 12.10, Section 12.11, Section 12.12, Section 12.14 and Section 12.15, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

(b)                 In the event that this Agreement is terminated by Seller prior to the Initial Sale Date pursuant to Section 10.01(a)(iii) as a result of a failure of Purchaser to consummate the relevant contemplated Transactions, and provided that all of the conditions set forth in Article VIII have then been satisfied or waived (other than those conditions that by their nature would be satisfied at the Closing) and Seller has indicated (and not withdrawn) in writing at least five Business Days prior to the termination date that it is ready and willing to proceed with the Closing at the Initial Sale Date, then Seller may elect to receive from Purchaser a termination fee (the “Termination Fee”) equal to fifty million dollars ($50,000,000). Such election shall be made in writing and delivered to Purchaser no later than five Business Days prior to the termination date. If such election is made and this Agreement is terminated, then Purchaser shall pay Seller the Termination Fee as provided in Section 10.02(d).

(c)                 In the event that this Agreement is terminated by Purchaser prior to the Initial Sale Date pursuant to Section 10.01(a)(iii) as a result of a failure of Seller to consummate the relevant contemplated Transactions, and provided that all of the conditions set forth in Article IX have then been satisfied or waived (other than those conditions that by their nature would be satisfied at the Closing) and Purchaser has indicated (and not withdrawn) in writing at least five Business Days prior to the termination date that it is ready and willing to proceed with the Closing at the Initial Sale Date, then the Purchaser may elect to receive from Seller the Termination Fee. Such election shall be made in writing and delivered to Seller no later than five Business Days prior to the termination date. If such election is made and this Agreement is terminated, then Seller shall pay Purchaser the Termination Fee as provided in Section 10.02(d).

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(d)                 Any such Termination Fee shall be paid by the non-terminating Party to the terminating Party no later than three (3) Business Days following the Termination Date. Seller and Purchaser agree that notwithstanding anything to the contrary in this Agreement, in the event the Termination Fee becomes payable and is actually paid by the non-terminating Party, (i) the receipt of such Termination Fee by the terminating Party shall be deemed liquidated damages and shall be the sole and exclusive remedy of the terminating Party and its Related Parties against the non-terminating Party or its Related Parties, and the terminating Party shall not seek to recover any other money damages or seek any other remedy under this Agreement and (ii) the terminating Party hereby waives, and shall cause its respective Affiliates to waive, any and all other rights or causes of action it or its Affiliates may have against the breaching Party. In the event a Termination Fee is not paid pursuant to this Section 10.02(d), the termination of this Agreement pursuant to Section 10.02(a) shall not affect the rights of either Party with respect to any liabilities incurred or suffered by such Party as a result of a breach by the other Party of any of its representations, warranties, covenants or agreements in this Agreement.

ARTICLE XI

RESPONSIBILITY FOR CLAIMS; INDEMNIFICATION; CURE OR REPURCHASE

Section 11.01             [Reserved].

Section 11.02             Indemnification by Seller.

Subject to the provisions of Section 11.08 of this Agreement and Section 2.8 of the Cooperation Agreement, Seller shall indemnify, defend and hold Purchaser and its Related Parties harmless from and shall reimburse Purchaser and its Related Parties for any Losses (other than Excluded Liabilities) suffered or incurred by Purchaser or its Related Parties, that result from or arise out of:

(a)                 Any breach of a representation or warranty by Seller contained in this Agreement (it being understood that for purposes of determining the applicability of the indemnity in this sub-section (a) only, the “Knowledge of Seller” qualifier in Section 5.01(e) shall be disregarded);

(b)                 Any breach, failure to perform or other non-fulfillment of any covenant or other obligation of Seller contained in this Agreement or any other Transaction Document;

(c)                 Any repurchase obligations, make whole, indemnification or other obligations related to the origination of the Mortgage Loans, including any origination representations and warranties made with respect to the Mortgage Loans (provided that the indemnity provided by Seller under this clause (c) shall not be deemed to be an admission by Seller of the liability or risk with respect to any such obligation other than to Purchaser pursuant to the terms of this Agreement);

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(d)                 Any Action by any Governmental Entity (including any Order arising therefrom) arising out of any act or omission prior to the related Servicing Transfer Date by Seller, any prior servicer, subservicer or originator in respect of any of the related Mortgage Loans or Mortgage Servicing Rights, or any actions by FHA or VA for pre-boarding delinquencies;

(e)                 Any act or omission prior to the related Servicing Transfer Date by Seller, any prior servicer, subservicer or originator in respect of any of the related Mortgage Loans or Mortgage Servicing Rights, including any failure by Seller or such other parties to comply with Applicable Requirements prior to the related Servicing Transfer Date;

(f)                  Any recourse Losses with respect to any Recourse Servicing; and

(g)                 Any Legacy Litigation Claims;

provided, that Seller will not be responsible to Purchaser or its Related Parties for that portion, if any, of any Loss that arises out of or results from Purchaser’s or its designee’s failure to service any of the Mortgage Loans or Mortgage Servicing Rights after each Servicing Transfer Date in compliance with all Applicable Requirements

Notwithstanding any provision of this Section 11.02 to the contrary, any obligation to pay Agency Fees shall be governed by the provisions of Section 11.06.

Section 11.03             Indemnification by Purchaser.

Subject to the provisions of Section 2.8 of the Cooperation Agreement, Purchaser shall indemnify, defend and hold Seller and its Related Parties harmless from and shall reimburse Seller and its Related Parties for any Losses suffered or incurred by Seller or its Related Parties that result from or arise out of:

(a)                 Any breach of a representation or warranty by Purchaser made in this Agreement or any other Transaction Document;

(b)                 Any breach, failure to perform or other non-fulfillment of any covenant or obligation of Purchaser contained in this Agreement or any other Transaction Document;

(c)                 Any repurchase obligations, make whole, indemnification or other obligations related to the origination of the Mortgage Loans, including any origination representations and warranties made with respect to the Mortgage Loans to the extent that such Losses are not indemnifiable by Seller as a result of the application of Section 11.08 (other than any such obligations that relate to Mortgage Loans that were originated by Seller from and after March 19, 2009 insofar as they arise out of claims made against Seller in its capacity as the originator of such Mortgage Loans);

(d)                 Any act or omission prior to the related Servicing Transfer Date by Seller, any prior servicer, subservicer or originator in respect of any of the related Mortgage Loans or Mortgage Servicing Rights, including any failure by Seller or such other parties to comply with Applicable Requirements prior to the related Servicing Transfer Date to the extent that such Losses are not indemnifiable by Seller as a result of the application of Section 11.08 (other than in respect of Mortgage Loans that were originated by Seller from and after March 19, 2009 insofar as they arise out of claims made against Seller in its capacity as the originator of such Mortgage Loans);

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(e)                 Any failure by Purchaser or its designees or successors to service any of the Mortgage Loans and Mortgage Servicing Rights after each Servicing Transfer Date in compliance with all Applicable Requirements, including any improper or unlawful use of the Powers of Attorney delivered pursuant to Section 2.03, except in any case if and to the extent such failure or improper or unlawful use results from a breach of a representation or warranty by Seller or any prior act or omission of Seller or any originator or prior servicer or subservicer in violation of Applicable Requirements; and

(f)                  Any claim, action, suit or arbitration that is brought against Seller after the relevant Servicing Transfer Date that relates to any act or omission by Purchaser, Seller, any prior servicer, subservicer, originator or other Person in respect of any of the related Mortgage Loans or Mortgage Servicing Rights to the extent that such Losses are not indemnifiable by Seller as a result of the application of Section 11.08 (other than in respect of Mortgage Loans that were originated by Seller from and after March 19, 2009 insofar as they arise out of claims, actions, suits or arbitrations brought against Seller in its capacity as the originator of such Mortgage Loans).

Notwithstanding any provision of this Section 11.03 to the contrary, with respect to (i) clauses (c), (d) and (f) of Section 11.03, the Purchaser shall have no obligation to indemnify Seller for Losses thereunder to the extent that such Losses are finally adjudicated by a court of competent jurisdiction (or, if applicable, by the relevant arbitrator) to be the result of the gross negligence or willful misconduct of Seller and (ii) any obligation to pay Agency Fees shall be governed by the provisions of Section 11.06.

Section 11.04             Repurchase Events.

In the event Seller is notified in writing by Purchaser that Purchaser is required to repurchase a Mortgage Loan under any Servicing Agreement and such repurchase would be subject to a valid indemnification claim against Seller pursuant to Section 11.02, Seller shall, subject to any right of appeal or cure, fund the purchase price required to paid to the applicable Investor. If a Mortgage Loan is required to be repurchased pursuant to the preceding sentence, Purchaser shall continue to retain the Mortgage Servicing Rights relating to such Mortgage Loan, and shall continue to service such Mortgage Loan in accordance with its ordinary course practices and on the same terms as those under which it serviced such Mortgage Loan immediately prior to such repurchase event. In the event of such repurchase, Purchaser shall promptly remit any collections of principal and interest payments, and any other payments or proceeds that would be payable to the owner of the Mortgage Loan, to Seller.

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Section 11.05             Procedures For Third Party Claims That Are Indemnifiable

In the event that a Party receives written notice of the assertion of any litigation, proceedings, governmental investigations, orders, injunctions, decrees or any other claims raised or made by a third party after the related Servicing Transfer Date and that are subject to indemnification under this Agreement (each, a “Third Party Claim”), such Party shall promptly give reasonably detailed written notice of such event to the other Party, provided, however the failure to give such notification will not affect the indemnification provided hereunder unless the indemnifying Party is prejudiced by such failure, and then only to the extent of such prejudice. Upon receipt of such notice of a Third Party Claim, the indemnifying Party shall have the right to assume the defense of such Third Party Claim using counsel of its choice reasonably satisfactory to the indemnified Party; provided, however, the indemnifying Party shall obtain the prior written approval of the indemnified Party before entering into any settlement of such Third Party Claim that includes any non-monetary relief, remedies or obligations that would be applicable to the indemnified Party (including, in the case of Purchaser, the Purchased Assets), which approval shall not be unreasonably withheld. In the event the indemnified Party reasonably concludes that there may be legal defenses available to it that are different from or in addition to those available to the indemnifying Party, the indemnified Party shall have the right, at the indemnifying Party’s reasonable expense, to select separate counsel and to otherwise separately defend itself but shall not consent to the entry of a judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the indemnifying Party, which consent shall not be unreasonably withheld. With respect to any Third Party Claim subject to indemnification under this Agreement, the indemnified Party agrees to cooperate and cause its Related Parties to cooperate in good faith with the indemnifying Party to ensure the proper and adequate defense of such Third Party Claim.

Section 11.06             Agency Fees.

Subject to the limitation set forth in Section 11.08 (it being understood that once the Cap has been reached, any remaining Agency Fees (other than Seller Paid Agency Fees) will be the responsibility of Purchaser), Agency-imposed fees or penalties (including any repurchase demands, make-whole obligations or other obligations to make cash payments) related to any Mortgage Loan foreclosures exceeding an Agency’s required timelines (the “Agency Fees”) that are imposed by an Agency with respect to any of the Agency Mortgage Loans shall be allocated as follows:

(i)                   Seller Paid Agency Fees shall be the sole responsibility of Seller;

(ii)                 Agency Fees imposed on or after the applicable Servicing Transfer Date shall be the sole responsibility of Purchaser if the related Mortgage Loan was less than ninety (90) days’ delinquent as of the applicable Servicing Transfer Date;

(iii)                Agency Fees (other than Seller Paid Agency Fees) imposed on or after the applicable Servicing Transfer Date for Mortgage Loans that are ninety (90) days or more delinquent as of the applicable Servicing Transfer Date shall be allocated ratably between Seller and Purchaser on the basis of the number of “controllable” days of delay that occur prior to such Servicing Transfer Date and on and after such Servicing Transfer Date, as finally determined by the applicable Agency following any available appeal process; and

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(iv)               To the extent an Agency requires a Mortgage Loan to be repurchased due to foreclosure related timeline delays, the Parties will share the economic responsibility associated with such loan repurchase allocated ratably based on the number of “controllable” days of delay occurring prior to the applicable Servicing Transfer Date, provided, however, if the repurchase claim relates to a Seller Paid Agency Fee (as described in clause (ii) of such defined term), Seller shall have sole economic responsibility associated with such loan repurchase. Purchaser will fund each loan repurchase and Seller will reimburse Purchaser for its pro rata share of such repurchase on the last Business Day of the month in which such repurchase occurred.

In all cases, each of Purchaser and Seller shall utilize commercially reasonable efforts to minimize the amount of Agency Fees for which it may seek indemnification. Purchaser shall notify Seller within seven (7) Business Days of any Agency demands for such Agency Fees (to the extent Seller has responsibility hereunder to pay all or a portion of such fees) imposed on or after the applicable Servicing Transfer Date and permit Seller to reasonably contest and/or appeal such demands (to the extent permissible under Applicable Requirements). Purchaser shall lose its right to seek indemnification hereunder for any such Agency Fees for which it does not provide such notice timely, except to the extent that Seller has not been prejudiced by such delay. Purchaser and Seller shall pay any Agency Fees for which they are responsible hereunder at such time and manner as required under Applicable Requirements.

Section 11.07             Other Indemnification Provisions; Exclusive Remedy.

Other than to seek to compel performance a Party’s obligations under the Agreement, and except as provided in Section 10.02, the indemnification and cure and repurchase provisions of this Article XI shall be the sole and exclusive remedies of each Party and their respective Related Parties (a) for any breach of any representation, warranty, covenant or agreement by the other Party contained in this Agreement or the Transaction Documents and (b) arising out of the Transactions, either under this Agreement, at law or in equity. For the avoidance of doubt, the right of any Person to receive an indemnification payment or payment in connection with a repurchase under this Article XI shall not create a right to offset against such indemnification or repurchase payment any fee or payment payable by such Person under this Agreement; provided, however, that such Person shall have a right to offset against such payment any such fee or payment payable by such Person under this Agreement to the extent that such payment (i) has been agreed to by the Parties in writing or (ii) has been determined pursuant to a final and nonappealable award or decision by an arbitrator in accordance with Section 12.10 or, if applicable, a court of competent jurisdiction.

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Section 11.08             Allocation of Liabilities; Limitations on Indemnification Obligations.

(a)                 Notwithstanding any other provision in this Agreement to the contrary, Seller shall not be required to indemnify Purchaser and its Related Parties pursuant to Section 11.02 (exclusive of Uncapped Seller Amounts), or to make any payments pursuant to Section 11.06 (exclusive of Seller Paid Agency Fees), for an aggregate amount in excess of $150 million, subject to adjustment as provided in this Section 11.08 (as so adjusted, the “Cap”). Any Losses that are directly incurred by Seller as a result of third-party claims that are asserted against Seller of a nature described by clauses (c), (d) and (f) of Section 11.03 (in other words, claims that would be indemnifiable if the Cap had been exceeded, but are not indemnifiable because the Cap has not yet been exceeded) shall be deemed to reduce the amount of the Cap on a dollar-for-dollar basis; provided, however, that to the extent that such Losses are finally adjudicated by a court of competent jurisdiction (or, if applicable, by the relevant arbitrator) to be the result of the gross negligence or willful misconduct of Seller, then such Losses shall not be deemed to reduce the amount of the Cap. For example, if a third-party claim is asserted against Seller in respect of an act or omission by Seller that takes place prior to the related Servicing Transfer Date in respect of any of certain Mortgage Servicing Rights and Seller incurs a Loss of $50,000 in connection with its defense and settlement of such claim, the Cap shall be reduced by $50,000. Seller shall provide Purchaser, as Purchaser may reasonably request, with reasonable periodic reports of Losses borne directly by Seller that reduce the Cap pursuant to this Section 11.08(a).

(b)                 The Cap shall not apply to Seller Paid Agency Fees, Uncapped Seller Amounts or any Losses relating to indemnification claims made under (i) Section 11.02(d) (but only insofar as such claims are not initiated by or on behalf of the Agencies, but instead are initiated by other Governmental Entities), (ii) Section 11.02(f) or (iii) Section 11.02(g). In the event that the unpaid principal balance of the Mortgage Loans (other than the Pipeline Mortgage Loans) relating to the Purchased Assets sold hereunder (as reflected in the Mortgage Loan Schedule and not taking into account any payoffs or amortization of such Mortgage Loans after the Effective Date) is less than 85% of the total aggregate unpaid principal balance of the Mortgage Loans (other than the Pipeline Mortgage Loans) eligible for sale hereunder as of the Effective Date (and reflected on Exhibit A) assuming that all of the conditions set forth in Article VIII and IX were met, Seller and Purchaser agree to negotiate in good faith on an amount by which the amount of the Cap shall be reduced.

Section 11.09             Survival.

The indemnification obligations of Seller and Purchaser under Section 11.02 and 11.03, respectively, shall survive the related Sale Date, and continue in full force and effect for a period of thirty-six (36) months thereafter, except in the case of indemnification obligations under Sections 11.02(d) (but only insofar as claims are made in respect of Actions initiated by Governmental Entities other than the Agencies), 11.02(f), 11.02(g) and 11.03(f), which shall survive indefinitely, and in the case of indemnification obligations under Sections 11.02(a) or 11.03(a), to the extent relating to a breach of Fundamental Reps (which Fundamental Reps shall survive indefinitely). The foregoing limitations shall not apply with respect to those specific pending claims for indemnification for which the requisite written notice was given by either Party to the other Party on or prior to the end of the applicable survival period and as to which Losses have begun to accrue. The Parties’ respective covenants and agreements contained in this Agreement to be performed at or after the related Sale Date, shall survive indefinitely unless otherwise set forth herein; provided, however, that any such survival shall not be deemed, directly or indirectly, to affect the survival periods specifically applicable to claims with respect to representations and warranties and indemnities provided in this Section 11.09.

Section 11.10             Treatment of Indemnity Payments.

Amounts paid under this Article XI shall be treated as adjustment to the Purchase Price and the Parties will report such payments consistent with such treatment, unless there is no basis for doing so under applicable law.

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Section 11.11             Limitation of Damages.

NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, THE PARTIES AGREE THAT NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY PUNITIVE OR EXEMPLARY DAMAGES WHATSOEVER, OR NONFORESEEABLE CONSEQUENTIAL OR SPECIAL DAMAGES, OR CONSEQUENTIAL OR SPECIAL DAMAGES THAT WOULD NOT OTHERWISE BE RECOVERABLE IN A CONTRACT ACTION, IN EACH CASE WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLE; PROVIDED, HOWEVER, THAT SUCH LIMITATION SHALL NOT BE APPLICABLE WITH RESPECT TO THIRD PARTY CLAIMS MADE AGAINST A PARTY THAT IS SUBJECT TO AN INDEMNIFICATION OBLIGATION PROVIDED FOR UNDER SECTION 11.02 OR 11.03, AS APPLICABLE. FOR THE AVOIDANCE OF DOUBT, THIS SECTION 11.11 SHALL NOT BE DEEMED TO LIMIT THE PROVISIONS SECTION 10.02(B) RELATING TO THE TERMINATION FEE.

ARTICLE XII

MISCELLANEOUS

Section 12.01             Costs and Expenses.

Each of the Parties hereto shall bear its own fees, expenses and commissions of financial, legal and accounting advisors and other outside consultants incurred in connection with the due diligence, negotiation and execution of this Agreement and the Transactions. In addition, Seller shall be responsible for all costs, fees and expenses relating to: (i) file shipping costs and image transfer costs in connection with the sale of the Mortgage Servicing Rights contemplated herein; (ii) all registration fees or transfer costs assessed by MERS to reflect the transfer of the Mortgage Loans registered with MERS; (iii) all fees and costs required to generate and deliver (and record) Assignments of Mortgage instruments to Purchaser (including the reimbursement of Purchaser for any required re-recordings made thereby as provided in Section 7.01(b)); (iv) transfer fees and expenses (including, for the avoidance of doubt, legal fees) imposed or incurred by the applicable Investor or rating agencies to process a request for Servicing Agreement Consent; (v) except as provided in Section 7.19, all fees and expenses of Seller’s Custodian to transfer the Collateral Files to Purchaser’s Custodian, if applicable; (vi) the cost of Purchaser obtaining tax and flood services contracts and certifications to the extent provided in Section 7.18 and (vii) the filing of transfers of claims by Purchaser as provided in Section 7.03(d). Except as provided herein, Purchaser shall be responsible for all costs and expenses pertaining to conduct of the Servicing by Purchaser following its consummation of the Transactions.

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Section 12.02             Confidentiality.

Each Party understands that certain information which it has been furnished and will be furnished in connection with the Transactions, including the Credit and Servicing Files, information concerning business procedures, servicing fees or prices, Non Public Personal Information and/or Personally Identifiable Financial Information (as those terms are defined in Sections 573.3(n) and (o) of the Office of Thrift Supervision Regulations on Privacy of Consumer Information published at 12 C.F.R. Chapter V implementing Title V of the Gramm-Leach-Bliley Act), policies or plans of the other Party or any of its Affiliates, is confidential and proprietary, and each Party agrees that it will maintain the confidentiality of such information and will not disclose it to others (except for its Affiliates and its and their respective directors, managers, officers, employees, financing sources, agents, representatives and advisors who have a need to know such information) or use it, except in connection with the proposed acquisition contemplated by this Agreement, in accordance with Applicable Requirements or as such Party reasonably determines necessary as a part of its filing of Securities and Exchange Commission Forms 8-K, 10-Q or 10-K as related to disclosures to investors (or any registration statements filed in connection with offerings of securities), without the prior written consent of the Party furnishing such information (and provided in connection with such Securities and Exchange Commission filings, the Party intending to disclose such information shall provide the other Party with drafts of the relevant portions of such filings sufficiently in advance of such filing to allow the other Party a reasonable opportunity to review and comment, and shall reasonably consider the comments provided by the other Party). Information which is generally known in the industry concerning a Party or among such Party’s creditors generally or which has been disclosed to the other Party by third parties who have a right to do so shall not be deemed confidential or proprietary information for these purposes (provided, however, that the public announcement of such information may be subject to Section 12.14, as provided therein). If Purchaser, any of its Affiliates or any officer, director, employee or agent of any of the foregoing is at any time requested or required to disclose any information supplied to it in connection with the Transactions, Purchaser agrees to provide Seller with prompt notice of such request(s) so that Seller may seek an appropriate protective order and/or waive Purchaser’s compliance with the terms of this Section 12.02. If Seller, any of its Affiliates or any officer, director, employee or agent of any of the foregoing is at any time requested or required to disclose any information supplied to it in connection with the Transactions, Seller agrees to provide Purchaser with prompt notice of such request(s) so that Purchaser may seek an appropriate protective order and/or waive Seller’s compliance with the terms of this Section 12.02. Notwithstanding the terms of this Section 12.02, if, in the absence of a protective order or the receipt of a waiver hereunder, Purchaser or Seller is nonetheless, in the opinion of its counsel, compelled to disclose information concerning the other Party to any tribunal or else stand liable for contempt or suffer other censure or penalty, Purchaser or Seller may disclose such information to such tribunal without liability hereunder. If the proposed acquisition is not consummated, each Party agrees to promptly return to the other, immediately upon request, all confidential materials, and all copies thereof, which have been furnished to it in connection with the Transactions.

Section 12.03             Broker’s Fees.

Each Party hereto represents and warrants to the other that it has made no agreement to pay any finder’s, agent’s, broker’s or originator’s fee arising out of or in connection with the subject matter of this Agreement except, in the case of Seller, J.P. Morgan. The Parties hereto shall indemnify and hold each other harmless from and against any such obligation or liability and any expense incurred in investigating or defending (including reasonable attorneys’ fees) any claim based upon the other Party’s actions in connection with such obligation.

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Section 12.04             Notices.

All notices, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid or by prepaid overnight delivery service:

(a)	If to Purchaser, to:	Ocwen Loan Servicing, LLC
1661 Worthington Road, Suite 100
West Palm Beach, FL 33409
Facsimile: (561) 682-8177
Attn: Secretary and General Counsel

	With a copy to:	Hunton & Williams LLP
Bank of America Plaza, Suite 3500
101 South Tryon Street
Charlotte, NC 28280
Facsimile: (704) 378-4890
Attn: Michael Nedzbala

(b)	If to Seller, to:	OneWest Bank, FSB
888 East Walnut Street
Pasadena, CA 91101
Facsimile: (626) 229-1891
Attn: Brian P. Brooks

	With a copy to:	Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Facsimile: (216) 579-0212
Attn: Peter E. Izanec

or to such other address as Purchaser or Seller shall have specified in writing to the other.

Section 12.05             Waivers.

Either Purchaser or Seller may, by written notice to the other:

(a)                 Extend the time for the performance of any of the obligations or other transactions of the other; and

(b)                 Waive compliance with or performance of any of the terms, conditions, covenants or obligations required to be complied with or performed by the other hereunder.

The waiver by Purchaser or Seller of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

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Section 12.06             Entire Agreement; Amendment.

This Agreement and the Transaction Documents constitute the entire agreement between the Parties with respect to the sale of the Purchased Assets and the subject matter hereof and supersede all prior agreements, undertakings, arrangements and understandings, written and oral, by and between Seller (together with its Related Parties and representatives) and Purchaser (together with its Related Parties and representatives) with respect thereto. This Agreement may be amended only in a written instrument signed by both Seller and Purchaser.

Section 12.07             Binding Effect.

This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties hereto and their successors and assigns, any rights, obligations, remedies or liabilities.

Section 12.08             Headings.

Headings on the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

Section 12.09             Applicable Law.

This Agreement and the other Transaction Documents shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the Parties hereunder shall be determined in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that state, except to the extent preempted by Federal law.

Section 12.10             Dispute Resolution.

Any dispute, claim, or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation, or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in the city of New York, New York, before one or three neutral arbitrators as described below. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules & Procedures, including in appropriate instances as described below, its Streamlined Arbitration Rules & Procedures (collectively the “Rules”). Judgment on any award may be entered in any court having jurisdiction. This clause shall not preclude the parties from seeking provisional remedies in aid of arbitration, or to enforce the provisions of the Guarantee referenced in the fourth recital of this Agreement, from a court of appropriate jurisdiction in the city of New York, New York. The Rules shall be supplemented by the provisions described below. In the event of any conflict between the Rules and the provisions described below, such provisions shall control.

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(a)                 Any dispute in which a claim exceeds five million dollars ($5,000,000) shall be decided by three (3) neutral arbitrators (each, an “Arbitrator”) appointed by JAMS in accordance with the Rules. Any dispute in which a claim is less than five million dollars ($5,000,000) shall be decided by one (1) neutral Arbitrator appointed by JAMS in accordance with the Rules and shall be governed by JAMS Streamlined Arbitration Rules & Procedures. Any Arbitrator appointed by JAMS shall be a retired judge or a practicing attorney with no less than fifteen years of experience as an arbitrator;

(b)                 For any dispute in which the claim is less than five million dollars ($5,000,000), the Arbitrator is authorized to render a partial or full summary judgment, in a manner similar to the procedure provided for in Rule 56 of the Federal Rules of Civil Procedure;

(c)                 The Arbitrator(s) shall follow the law of the State of New York as designated by the Parties herein;

(d)                 The Arbitrator(s) shall have no power or authority, under the Rules or otherwise, to relieve the Parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement, including the provisions of this Section 12.10;

(e)                 The Arbitrator(s) shall have the authority to grant injunctive relief and order specific performance;

(f)                  The Arbitrator(s) shall not have the authority to award consequential, special, exemplary or punitive damages or any form of damages other than compensatory damages to the extent not permitted pursuant to Section 11.11;

(g)                 Each Party shall pay one-half of the fees and expenses of the Arbitrator(s) and one-half of the JAMS case management fees, provided, however, that if the Party seeking to recover damages is awarded at least 80% of its requested award, the other Party will bear all of the fees and expense of the Arbitrator(s) and will reimburse the complainant Party for the reasonable out-of-pocket fees and expenses incurred by such complainant Party in connection with the arbitration, and if such complainant Party is awarded 20% or less of its requested Award, such complainant Party will bear all of the fees and expense of the Arbitrator(s) and reimburse the other Party for the reasonable out-of-pocket fees and expenses incurred by such other Party in connection with the arbitration;

(h)                 The arbitration proceedings and all testimony, filings, documents, and information relating to or presented during the arbitration proceedings shall be deemed to be information subject to the confidentiality provisions of this Agreement; and

(i)                   Notwithstanding the foregoing, in the event that the dispute between the parties involves the correction of errors pursuant to Section 3.03 or Section 7.08 of this Agreement, the Parties may elect instead to jointly engage a mutually acceptable, nationally recognized independent accounting firm to determine such dispute. The selected accounting firm shall be instructed to reach its determination within thirty (30) days following its engagement and such determination shall be final and binding on the Parties and shall not be subject to review by any court of law absent manifest error; provided, however, that: (i) the accounting firm’s engagement shall be limited to resolving any amounts in dispute between the Parties based solely on the information presented by the Parties; provided further, however, that each Party shall provide the other Party with copies of information in its possession and control, or that could otherwise be reasonably obtained, with respect to the dispute upon the reasonable written request of such other Party; (ii) the accounting firm shall deliver to each of the Parties a written report setting forth its determination of the dispute along with any related calculations; and (iii) the fees, costs, and expenses of the accounting firm shall be allocated to the Parties based on the percentage which the portion of the disputed amount not awarded to each Party bears to the total amount disputed by such Party. Any request by a Party to adjust the Purchase Price or such other amounts pursuant to this Section 12.10(i) must be received by the other Party within one hundred eighty (180) days of the applicable Servicing Transfer Date.

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Section 12.11             Incorporation of Exhibits and Schedules.

The Exhibits and Schedules hereto shall be incorporated herein and shall be understood to be a part hereof as though included in the body of this Agreement. Except as expressly contemplated by this Agreement, to the extent that any Exhibit conflicts with the provisions of this Agreement, this Agreement shall control.

Section 12.12             Counterparts.

This Agreement may be executed in counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.

Section 12.13             Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the rights of the Parties hereto.

Section 12.14             Public Announcement.

No public release or statement (which, for the avoidance of doubt, shall not be deemed to include communications only to employees) concerning the subject matter of this Agreement shall be made by either Party or any of their respective Affiliates or representatives without the express written consent and approval of the other Party, except as required by applicable law, including the Securities Exchange Act of 1934, judicial and administrative judgments, orders or remediation plans, or any listing agreement with or rules of any stock exchange, in which case the Party required to make the release or announcement shall notify the other Party and, to the extent possible, allow the other Party reasonable time to comment on such release or announcement in advance of such issuance, and such public release or statement shall further be subject to Section 12.02, if applicable. The Parties shall use all reasonable efforts to (a) develop a joint communications plan; (b) ensure that all public releases (or portions thereof) and other public statements with respect to the Transactions shall be consistent with such joint communications plan; and (c) unless otherwise required by applicable law, judicial and administrative judgments, orders or remediation plans, or any listing agreement with or rules of any stock exchange, to consult with each other before issuing any public release or otherwise making any public statement with respect to the Transaction Documents or the Transactions.

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Section 12.15             Assignment.

Neither Party may assign or subcontract all or any part of this Agreement, or any interest herein, without the prior written consent of the other Party, and any permitted assignee shall assume the assignor’s obligations under this Agreement; provided, that, notwithstanding the foregoing, Purchaser shall be permitted to assign (a) its rights and interests in (x) following the applicable Servicing Transfer Date, the Advances and (y) following the applicable Sale Date, the Mortgage Servicing Rights, in each case to be acquired hereunder, to any of its financing sources as collateral security and (b) following the completion of the transactions, this Agreement and any or all rights or obligations hereunder (including Purchaser’s rights to purchase the Purchased Assets) to one or more Affiliates of Purchaser, but in either case, no such assignment shall relieve Purchaser of its obligations hereunder.

Section 12.16             No Third-Party Beneficiaries.

Except as provided in Section 7.09(b) relating to Mortgagors, and the provisions of Sections 11.02 and 11.03 relating to Purchaser’s Related Parties and Seller’s Related Parties, respectively, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. For the avoidance of doubt, Seller and Purchaser acknowledge and agree that Mortgagors are not third party beneficiaries of this Agreement, except to the extent provided, if any, in Section 7.09(b).

[signatures on following page]

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IN WITNESS WHEREOF, each of the undersigned Parties to this Agreement has caused this Agreement to be duly executed in its corporate name by one of its duly authorized officers, all as of the date first above written.

OCWEN LOAN SERVICING, LLC
Purchaser

By:	/s/ Nikhil Malik
Name:	Nikhil Malik
Title:	Treasurer

ONEWEST BANK, FSB
Seller

By:	/s/ Brian Brooks
Name:	Brian Brooks
Title:	Vice Chairman
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